SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☒	Definitive Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

COUNTRYWIDE FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	Fee not required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

4500 Park Granada
Calabasas, California 91302
April 29, 2005
Dear Stockholder:
      On behalf of the Board of Directors, you are cordially invited to attend the 2005 Annual Meeting of Stockholders of Countrywide Financial Corporation (the “Company”). The meeting will be held on June 15, 2005 at 10:00 a.m., Pacific Time, in the Learning Center Auditorium of the Company’s corporate headquarters, located at 4500 Park Granada, Calabasas, California 91302. The formal notice and proxy statement for this meeting are attached to this letter.
      It is important that you vote your shares as soon as possible. If you hold your shares as a stockholder of record, you may vote by using one of the following methods:

(i) by telephone,

(ii) via the internet, or

(iii) by mail,
as instructed on the enclosed proxy card, even if you currently plan to attend the Annual Meeting. You may still attend the Annual Meeting and vote in person if you desire, but voting now will assure that your vote is counted if you are unable to attend.
      If you own your shares through a brokerage account or in another nominee form, please follow the instructions provided on the enclosed voting instruction form. If you plan to attend the Annual Meeting and vote in person, you must obtain a proxy from your broker or nominee and bring that proxy to the Annual Meeting.
      Your vote is important, regardless of the number of shares you own.
      On behalf of the Board of Directors, I thank you for your participation and cooperation.

Sincerely,

Angelo R. Mozilo
Chairman of the Board

4500 Park Granada
Calabasas, California 91302

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 15, 2005

To the Stockholders:
      The 2005 Annual Meeting of Stockholders of Countrywide Financial Corporation (the “Company”) will be held in the Learning Center Auditorium of the Company’s corporate headquarters, located at 4500 Park Granada, Calabasas, California 91302 on June 15, 2005 at 10:00 a.m., Pacific Time, and at any adjournment or adjournments thereof, for the following purposes:

1. To elect four (4) directors to serve on the Board of Directors for a term expiring at the 2008 Annual Meeting;

2. To approve the Company’s Annual Incentive Plan, as amended and restated to expand the types of performance goals employees must achieve under that plan;

3. To ratify the appointment by the Audit and Ethics Committee of KPMG LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2005; and

4. To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.
      Only stockholders of record at the close of business on April 20, 2005 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or adjournments thereof.

By Order of the Board of Directors

Susan E. Bow
Secretary
Dated: April 29, 2005
      YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE COMPANY ENCOURAGES YOU TO VOTE AS SOON AS POSSIBLE USING ONE OF THREE CONVENIENT METHODS: (i) BY CALLING THE TOLL-FREE NUMBER DESCRIBED IN THESE VOTING MATERIALS; (ii) BY ACCESSING THE INTERNET SITE DESCRIBED IN THESE VOTING MATERIALS; OR (iii) BY SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. BY VOTING YOUR SHARES PROMPTLY, YOU WILL SAVE THE COMPANY THE EXPENSE OF FURTHER PROXY SOLICITATION.

4500 Park Granada
Calabasas, California 91302

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
June 15, 2005

GENERAL
      This Proxy Statement is furnished to stockholders of Countrywide Financial Corporation (the “Company”) in connection with the solicitation by its Board of Directors (the “Board”) of proxies to be voted at the 2005 Annual Meeting of Stockholders (the “Meeting”) to be held in the Learning Center Auditorium of the Company’s corporate headquarters, located at 4500 Park Granada, Calabasas, California 91302, on June 15, 2005 at 10:00 a.m., Pacific Time, and at any adjournment or adjournments thereof. The Company is first mailing its proxy soliciting materials for the Meeting on or about April 29, 2005.
What am I voting on?
      You will be entitled to vote on the following proposals at the Meeting:

•	The election of four (4) directors to serve on the Board for a term expiring at the 2008 Annual Meeting;

•	The approval of the Company’s Annual Incentive Plan, as amended and restated to expand the types of performance goals employees must achieve under that plan; and

•	The ratification of the appointment by the Audit and Ethics Committee of KPMG LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2005.
Who is entitled to vote?
      The Board has set April 20, 2005 as the record date for the Meeting (the “Record Date”). If you were the owner of the Company’s Common Stock at the close of business on the Record Date, you may vote at the Meeting. Each stockholder of record on the Record Date is entitled to notice of, and to vote at, the Meeting and at any adjournment or adjournments thereof. You are entitled to one vote on each proposal for each share of Common Stock you held on the Record Date.
How many shares must be present to hold the meeting?
      On the Record Date, there were 586,899,436 shares of Common Stock outstanding, with each share entitled to one vote. The presence of a majority of the shares entitled to vote constitutes a quorum, which is required in order to hold the Meeting and conduct business. Shares are counted as present at the Meeting if you:

•	are present and vote in person at the Meeting; or

•	have properly submitted a proxy card or voted over the internet or by telephone.

How many votes are required to approve each proposal?
      The election of each director requires the affirmative “FOR” vote of a plurality of the shares present at the Meeting and entitled to vote on the election of such director. Approval of any other proposal requires the affirmative “FOR” vote of a majority of the shares present at the Meeting and entitled to vote on the proposal.
How are votes counted?
      You may either vote for or withhold authority to vote for the election of directors. You may vote for, against, or abstain on the other proposals. If you withhold authority to vote for the election of one or more of the directors nominated for election, no vote will be cast for such nominee(s), but your withheld vote will be counted in determining the presence of a quorum. Abstentions from voting, which may be specified on all matters except the election of directors, will be considered shares present and entitled to vote on a matter and, accordingly, will have the same effect as a vote against a matter. If you hold your shares through a brokerage account or in another nominee form, your shares will not be voted on any proposal unless you provide specific instructions to your broker or your broker has discretionary authority to vote under the rules of the New York Stock Exchange (the “NYSE”). This is called a “broker non-vote.” Broker non-votes are included in the determination of the number of shares present and voting. They are not considered, however, entitled to vote on the proposal in question, thereby reducing the number of shares needed to approve the proposal and, accordingly, they have no effect.
How does the Board recommend that I vote?
      The Board recommends that you vote your shares as follows:

•	FOR the election of four (4) directors to serve on the Board for a term expiring at the 2008 Annual Meeting;

•	FOR the approval of the Company’s Annual Incentive Plan, as amended and restated to expand the types of performance goals employees must achieve under that plan; and

•	FOR the ratification of the appointment by the Audit and Ethics Committee of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.
How do I vote my shares without attending the Meeting?
      If you are a stockholder of record, you may vote by using one of the following methods:

(i) by telephone,

(ii) via the internet, or

(iii) by mail,
as instructed on the enclosed proxy card, whether or not you plan to attend the Meeting. You may still attend the Meeting and vote in person if you desire, but voting now will assure that your vote is counted if you are unable to attend.
      Whether you vote (i) by telephone; (ii) via the internet; (iii) by mail; or (iv) at the Meeting, the proxies identified on the back of the enclosed proxy card will vote the shares of which you are the stockholder of record in accordance with your instructions. If no instructions are marked on the proxy card, the shares will be voted as recommended by the Board in this Proxy Statement.
      If you own your shares through a brokerage account or in another nominee form, please follow the instructions provided on the enclosed voting instruction form.

How do I vote my shares in person at the Meeting?
      If you are a stockholder of record, to vote your shares at the Meeting you should bring the enclosed proxy card or proof of identification. If you own your shares through a brokerage account or in another nominee form, to vote your shares at the Meeting you must obtain a proxy from your broker or nominee and bring that proxy to the Meeting.
      Even if you plan to attend the Meeting, we encourage you to vote by internet, telephone or proxy card so your vote will be counted even if you later decide not to attend the Meeting.
What does it mean if I receive more than one proxy card?
      It means you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you vote by internet or telephone, vote once for each proxy card you receive.
May I change my vote?
      Yes. You may revoke your proxy and change your vote before it is taken at the Meeting by (i) delivering a written notice of revocation to the attention of the Corporate Secretary of the Company at 4500 Park Granada, MS CH-11B, Calabasas, California 91302, (ii) delivering a duly executed proxy bearing a later date (including proxy by telephone or via the internet), or (iii) attending the Meeting and voting in person. As noted above, if you own your shares through a brokerage account or in another nominee form, you cannot vote in person at the Meeting unless you obtain a proxy from the broker or nominee and bring that proxy to the Meeting.
What does it cost the Company to solicit proxy materials?
      The Company will pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement and the proxy card or vote instruction form. Following the mailing of this Proxy Statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact, for which services such persons will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of Common Stock will be requested to forward proxy soliciting materials to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for an estimated fee of $9,000 plus reimbursement of expenses.

BOARD OF DIRECTORS
      Angelo R. Mozilo is co-founder of the Company and has been Chairman of the Board of the Company since March 1999 and Chief Executive Officer of the Company since February 1998. Prior to his present position, he was President of the Company from March 2000 through December 2003 and served as Vice Chairman of the Board and Executive Vice President of the Company from the Company’s formation in March 1969 through February 1998. Mr. Mozilo was the 1991-1992 President of the Mortgage Bankers Association of America and also served on its board of directors. He currently serves on the boards of the Harvard Kennedy School Joint Center for Housing Studies and the National Housing Endowment. He is also a member of the Board of Trustees at both Fordham University and Gonzaga University.
      Stanford L. Kurland was elected to the office of President of the Company in January 2004 and has been the Chief Operating Officer of the Company since 1989. Mr. Kurland has served in a number of other executive positions at the Company, including Executive Managing Director from 2000 to 2003, Senior Managing Director from 1989 to 2000 and Chief Financial Officer from 1979 to 1989. Mr. Kurland is also the Chief Executive Officer of the Company’s principal operating subsidiary, Countrywide Home Loans, Inc.
      Kathleen Brown is Senior Advisor with responsibility for Public Finance, Western Region, for Goldman Sachs & Co. Ms. Brown has held other positions at Goldman since she joined in 2001, including Senior Private Wealth Management Advisor. From 1991 to 1995, she served as Treasurer of the State of California. In addition, she has served as co-chair of the Presidential Commission on Capital Budgeting and as a member of the Los Angeles Unified School District board of directors. Ms. Brown was also an attorney with O’Melveny & Myers, LLP and was President of the Private Bank in the Investment Management Group at Bank of America. She currently serves on the board of directors of the Children’s Hospital of Los Angeles, the California Women’s Foundation and the Los Angeles Chamber of Commerce.
      Henry G. Cisneros is, and since August 2000 has been, the founder, Chairman and Chief Executive Officer of American CityVista, a joint venture with KB Home to build homes in metropolitan areas. From January 1997 to August 2000, he was President, Chief Operating Officer and a director of Univision Communications Inc., a Spanish language television network. From 1993 to 1997, he served as Secretary of Housing and Urban Development under President Clinton. He also served as Mayor of the City of San Antonio, Texas from 1981 to 1989. Mr. Cisneros previously served on the board of directors of KB Home, and he is currently a member of the boards of American CityVista, New America Alliance and the San Antonio Hispanic Chamber of Commerce. He is also a member of the Board of Trustees of The Enterprise Foundation and an honorary life director of the National Civic League.
      Jeffrey M. Cunningham is founder and Chairman of New England Ventures LLC, an advisory and investment firm with interests in media and technology. Previously he served as Managing Director of Schroders International Finance Fund; president of CMGI, Inc., an internet incubator; publisher of Forbes Magazine; and head of sales and marketing at Business Week Magazine. He also serves on the board of Sapient Corporation, a leading IT consultant, and formerly served on the boards of Data General, Pagenet, Schindler Holdings, and Genuity. He serves on several private company boards, including Newsmax Magazine and Quigo.com, and serves as a trustee for the Center for Strategic and International Studies and the Middle East Institute.
      Robert J. Donato has served as President of Donato Financial Services since December 2004. From October 1997 to November 2004, Mr. Donato was employed as the Executive Vice President, Los Angeles Branch, of UBS Financial Services, Inc. and from January 1997 through September 1997, he was the President of Freedom Advisors, Inc., an investment advisor company. Prior thereto, Mr. Donato held the position of Executive Vice President, Director of Regional Institutional Sales for PaineWebber, Incorporated. Mr. Donato previously served on the boards of directors of Countrywide Investments, Inc. (now IndyMac Bancorp, Inc.), Paine Webber Development Corp. and the Juvenile Diabetes Research Foundation. He currently serves on the Board of Visitors of the Graziadio Graduate School of Business and Management at Pepperdine University.
      Michael E. Dougherty is the founder and Chairman of Dougherty Financial Group LLC, which was formed in 1977. He also controls and operates several asset management, securities and commercial lending businesses, including Galway Bay Investments, Dougherty Management Company, Inc., Segall Bryant & Hamill, Lakeside Investment Partners LLC, The Clifton Group Investment Management Company, Turnstone, LLC, Turnstone Calhoun, LLC and Dougherty Funding LLC. Mr. Dougherty was the Chairman of the Public Securities Association in 1991 and 1992, and he previously served on the board of directors of Treasury Bank, N.A., an indirect subsidiary of the Company. He served as a director of Definity Health Corporation until November 2004, when that company was acquired by United Health Group. He currently serves as Chairman of Allina Hospitals and Clinics. Mr. Dougherty is also a trustee of the University of St. Thomas in St. Paul, Minnesota.
      Ben M. Enis is the founder and Chief Executive Officer of Enis Renewable Energy Systems, LLC. He is also a marketing consultant and Professor Emeritus of Marketing of the University of Southern California. He retired in 1998 as Professor of Marketing at the University of Southern California, a position he had held since 1982. From June 1994 to December 2004, Mr. Enis also served as Chairman of Protection One Alarm Monitoring, Inc., a company that provides security alarm monitoring services for residential and small business subscribers.
      Edwin Heller is a Retired Partner, effective May 2004, of the law firm of Fried, Frank, Harris, Shriver & Jacobson after having been Of Counsel to that firm since October 1996 and a partner in that law firm for more than 35 years.
      Martin R. Melone is a retired partner, effective June 2003, of Ernst & Young, LLP, where he was responsible for global clients in a wide range of industries. He was a partner of that firm since 1975. Mr. Melone previously was a director of Parsons E&C Corporation. He now serves as a member of the boards of directors of the California Science Center Foundation and Public Counsel Law Center. Mr. Melone is also a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.
      Robert T. Parry is the retired President and Chief Executive Officer, effective May 2004, of the Federal Reserve Bank of San Francisco. He had served in such capacity since February 1986. Mr. Parry is a member of the Executive Committee of the San Francisco Bay Area Council, Boy Scouts of America, and is a trustee for Los Angeles Neighborhood Housing Services. He currently serves on the boards of Janus Capital Group, Inc., PACCAR, Inc. and the National Bureau of Economic Research.
      Oscar P. Robertson has been President and Chief Executive Officer of Orchem Corporation, a manufacturer of specialty chemicals, for more than the past five years. He is also President and Chief Executive Officer of OR Document Management Services, LLC, a document management provider, and OR Group, Inc., a holding company. Mr. Robertson is also General Partner of Oscar Robertson Media Ventures, a media publications firm. Mr. Robertson serves on the National Advisory Board of the Salvation Army and the Board of Trustees of the Lupus Foundation of America, and he is an honorary spokesperson for the National Kidney Foundation. From 1960 to 1974, Mr. Robertson was a professional basketball player, and he was inducted into the National Basketball Hall of Fame in 1979.
      Keith P. Russell has been President of Russell Financial, Inc., a strategic and financial consulting firm, since 2001. From 1996 to 2001, he was Chairman of Mellon West where he established, expanded and oversaw Mellon’s West Coast operations and, from 1991 to 1996, he was Vice-Chairman and Chief Risk Officer of Mellon Financial Corporation. Prior to these positions, Mr. Russell served as President and Chief Operating Officer of Glendale Federal Bank. Since August 2002, Mr. Russell has served on the board of directors of Treasury Bank, N.A., an indirect subsidiary of the Company, and he is also a member of the boards of Nationwide Health Properties and Sunstone Hotel Investors, Inc. Mr. Russell serves on the Advisory Board of Forrest Binkley and Brown Capital Partners, a venture capital firm, and on the Board of Visitors of The Anderson School at UCLA.
      Harley W. Snyder has been the President of HSC, Inc., a real estate development company, since 1972, and President of S-W Corporation, a land development company, since 1978. Mr. Snyder, a consultant and private investor in real estate, is also currently a managing member of Parke & Assoc., LLC, a real estate development company, a managing partner of Reason Bell Properties, LLC, a commercial property management company, and a managing member of South Coast, LLC. From April 1997 to February 2000, he served as Senior Vice President, Real Estate, of Whiteco Industries, Inc., a company engaged in outdoor advertising, family entertainment, hotels and restaurants, land development and construction. Mr. Snyder was President of the National Association of Realtors in 1983 and has served as a director of that organization since 1972. He also serves on the board of directors of Porter County Community Foundation and the Board of Trustees of Valparaiso University.
CORPORATE GOVERNANCE PRACTICES
      During the fiscal year ended December 31, 2004 (“Fiscal 2004”), the Board continued to improve and strengthen its general corporate governance practices to ensure the Company’s ongoing compliance with recent legislation.
Board Independence
      Mr. Mozilo, the Company’s Chairman and Chief Executive Officer, and Mr. Kurland, the Company’s President and Chief Operating Officer, are the only Board members who also serve the Company in a management capacity. Ms. Brown is Senior Advisor with responsibility for Public Finance, Western Region, for Goldman Sachs & Co., which, together with its subsidiaries and affiliates (“Goldman”), provides a significant amount of financing to and performs advisory and other services for the Company. As a result of Ms. Brown’s position at Goldman, the Board determined not to designate Ms. Brown as an independent Director. The Board has determined that each of the current Directors, except for Messrs. Mozilo and Kurland and Ms. Brown, has no material relationship with the Company and is independent in accordance with the independence standards of the NYSE and within the meaning of the Company’s Categorical Board Independence Standards. The Company’s Categorical Board Independence Standards were attached as Appendix A to the Company’s Proxy Statement for the 2004 Annual Meeting of Stockholders and are available on the Company’s website at www.countrywide.com.
Board Committee Charters
      Each of the Board’s committees has operated under its own written charter for many years. All committee charters are available on the Company’s website at www.countrywide.com and are available in print upon written request to the Company’s Secretary.
Code of Business Ethics
      The Company has adopted a Code of Business Ethics that applies to all of the Company’s employees, officers and directors, including its principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions. The Code of Business Ethics may be found on the Company’s website at www.countrywide.com and is available in print upon written request to the Company’s Secretary. The Company will disclose on its website if there are ever any amendments to its Code of Business Ethics or if any waivers to its Code of Business Ethics are granted to the principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions.
Corporate Governance Guidelines
      The Board is governed by Corporate Governance Guidelines, which are amended from time to time to incorporate certain current best practices in corporate governance. The Corporate Governance Guidelines may be found on the Company’s website at www.countrywide.com and are available in print upon written request to the Company’s Secretary. The Board’s corporate governance practices include the following:

•	Lead Director — The independent members of the Board select a Lead Director. The Lead Director chairs the executive sessions of the non-employee and independent directors, consults with the Chairman of the Board concerning the agenda for Board meetings and performs such other duties as the independent directors might designate. The current Lead Director is Michael E. Dougherty. Stockholders and interested parties may communicate with Mr. Dougherty in his capacity as Lead Director by following the procedure described below in “Communicating with the Board.”

•	Executive Sessions — The Company’s non-employee Directors meet at regularly scheduled executive sessions on at least a quarterly basis. The Lead Director presides over these executive sessions, which are attended only by the non-employee Directors.

•	Board Evaluation — The Board has instituted an annual evaluation process that is led by the Nominating and Governance Committee. This evaluation focuses on the role and effectiveness of the Board and its committees. As part of this evaluation process, each committee performs an assessment of its effectiveness.

•	Director Education Programs — The Company provides an orientation program for each new director that includes meetings with members of the Company’s management. In addition, the Company has instituted a Directors’ continuing education program to provide directors with timely information to keep them informed as to all aspects of the Company’s operations. Directors are encouraged to attend seminars covering topics that relate to directors of publicly traded companies.

•	Board and Committee Membership — The Board has established, with certain exceptions, a mandatory retirement age of 75. The Board also encourages the rotation of Committee chairpersons and membership.

•	Access to Management — The Company affords its directors full and unrestricted access to the Company’s management. Key members of management attend Board or committee meetings to present information concerning various aspects of the Company, its operations and results.

•	Outside Advisors — The Board vests its committees with the authority to retain outside advisors. The Audit and Ethics Committee has the sole authority to retain and terminate independent accountants. The Compensation Committee has the sole authority to retain compensation consultants for advice on matters relating to executive compensation. The Nominating and Governance Committee has the sole authority to retain search firms to be used to identify director candidates.
Audit and Ethics Committee
      The Audit and Ethics Committee currently consists of four members of the Board. The Board has determined that each member meets the independence requirements of the NYSE’s listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. The Audit and Ethics Committee operates under a written charter that is available on the Company’s website at www.countrywide.com and is available in print upon request to the Company’s Secretary. The charter specifies the scope of the Audit and Ethics Committee’s responsibilities and how it is to carry out those responsibilities.
      The Board has determined that Audit and Ethics Committee members Martin R. Melone and Keith P. Russell are audit committee financial experts, as defined by Item 401 of Regulation S-K. The Board has also determined that each of the Audit and Ethics Committee members is financially literate under the NYSE’s listing standards.
Compensation Committee Interlocks and Insider Participation
      During Fiscal 2004, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries, nor was any member of the Compensation Committee formerly an officer of the Company or any of its subsidiaries. Also, during that fiscal year, no executive officer of the Company served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the Compensation Committee; or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on the Board.
Nominations Process
      The Board has a Nominating and Governance Committee and has determined that each member of this Committee is independent and meets the independence requirements of the NYSE’s listing standards. The

Nominating and Governance Committee operates under a written charter that is available on the Company’s website at www.countrywide.com and is available in print upon request to the Company’s secretary.
Nomination of Directors
      Directors may be nominated by the Board or by stockholders in accordance with the Bylaws of the Company. As a matter of course, the Nominating and Governance Committee reviews the qualifications of potential nominees to determine whether they might make good candidates for consideration for membership on the Board. The Nominating and Governance Committee will review all proposed nominees for the Board, including those proposed by stockholders in accordance with its charter and the Company’s Corporate Governance Guidelines. This review will include an evaluation of the person’s judgment, experience, independence and understanding of the Company’s business and industry or other related industries, as well as any other factors the Nominating and Governance Committee determines are relevant to the needs of the Board and the Company. The Board believes that its nominees should reflect a diversity of experience, gender, race, ethnicity and age. The Nominating and Governance Committee will select qualified candidates and review its recommendations with the Board, which will decide whether to invite the candidate to be a nominee for election to the Board.
      The Company has not previously paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.
      Each nominee for election as a director is standing for reelection after being elected by the stockholders at the 2002 Annual Meeting of Stockholders with the exception of Mr. Russell, who was elected by the Board in August 2003. Mr. Russell was recommended to the Nominating and Governance Committee by an executive officer of the Company. Mr. Melone, who was elected by the Board in August 2003 and by stockholders in June 2004, was recommended to the Nominating and Governance Committee by an executive officer of the Company, Mr. Parry, who was elected by the Board in September 2004, was recommended to the Nominating and Governance Committee by the Company’s Chief Executive Officer, and Ms. Brown, who was elected by the Board in March 2005, was recommended to the Nominating and Governance Committee by a non-management Director.
      For a stockholder to submit a candidate for consideration by the Nominating and Governance Committee, a stockholder must notify the Company’s Secretary. In addition, the Company’s Bylaws permit a stockholder to nominate directors for election at a stockholder meeting, provided the stockholder notifies the Company’s Secretary not less than sixty days and not more than ninety days prior to the date scheduled for such meeting, except as otherwise set forth in the Company’s Bylaws. Notices should be sent to: Secretary, Countrywide Financial Corporation, 4500 Park Granada, MS CH-11B, Calabasas, CA 91302. Whether submitting a candidate for consideration or nominating a director for election, in either case the stockholder must set forth the following information in the notice:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the class and number of shares of the Company’s equity securities which are Beneficially Owned (as defined in the Company’s Bylaws) by the proposed nominee on the date of the stockholder notice;

•	any other information relating to the proposed nominee that would be required to be disclosed pursuant to Regulation 13D of the Exchange Act in connection with the acquisition of shares and, pursuant to Regulation 14A under the Exchange Act, in connection with the solicitations of proxies with respect to nominees for election as directors, regardless of whether the proposed nominee is subject to the provisions of such regulations;

•	any other information the stockholder believes is relevant concerning the proposed nominee;

•	a written consent of the proposed nominee to being named as a nominee and to serve as a director if elected;

•	whether the proposed nominee is only being submitted for consideration by the Nominating and Governance Committee or is actually being nominated for election as a director at the upcoming stockholder meeting;

•	the name and address, as they appear on the Company’s books, of the stockholder who is submitting the notice and any other stockholder who is a record or Beneficial Owner of any equity securities of the Company and who is known by the submitting stockholder to be supporting the proposed nominee;

•	the class and number of shares of the Company’s equity securities which are Beneficially Owned and owned of record by the submitting stockholder on the date of the stockholder notice and the number of shares of the Company’s equity securities Beneficially Owned and owned of record by any person known by the submitting stockholder to be supporting the proposed nominee on the date of the stockholder notice;

•	a description of all arrangements or understandings between the stockholder who is submitting the notice and any other person (naming such person) pursuant to which such stockholder’s nomination is being made;

•	if the stockholder who is submitting the notice intends to nominate the proposed nominee at the annual meeting of stockholders, a representation that the stockholder intends to appear in person or by proxy at the annual meeting to nominate the proposed nominee named in the notice; and

•	if applicable, any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.
Communicating with the Board
      Stockholders and interested parties may communicate directly with the members of the Board of Directors, including the Lead Director. All communications should be directed to the Corporate Secretary of the Company at: Secretary, Countrywide Financial Corporation, 4500 Park Granada, MS CH-11B, Calabasas, California 91302 and should prominently indicate on the outside of the envelope that it is intended for a member of the Board of Directors. Each communication intended for the Board and received by the Corporate Secretary will be promptly forwarded to the specified party following its clearance through normal security procedures. The communication will be opened for the purpose of ensuring that matters are handled timely and expeditiously.
Attendance by Members of the Board at the Annual Meeting of Stockholders
      The Company encourages each member of the Board to attend the annual meeting of stockholders. All Directors, except for Mr. Parry, who was elected in September 2004, and Ms. Brown, who was elected in March 2005, attended the 2004 Annual Meeting of Stockholders.
BOARD AND COMMITTEE MEETINGS
      During Fiscal 2004, the Board held thirteen meetings, eight of which were telephonic. The Board maintains Audit and Ethics, Nominating and Governance, Compensation, Strategic Planning, Technology and Information Security, Finance and Credit, and Community Affairs and Fair Lending Committees, each of which holds separate committee meetings. The primary purposes of each committee are summarized below. During Fiscal 2004, each Board member serving on committees was independent in accordance with the independence standards of the NYSE and the Company’s Categorical Board Independence Standards, and each member of the Board who served during all of Fiscal 2004 attended 75% or more of the meetings held during Fiscal 2004 by the Board and the committees on which he or she served.

1. The primary function of the Audit and Ethics Committee is to assist the Board in overseeing the integrity of the Company’s financial statements and the financial and other information reporting processes of the Company; the Company’s compliance with legal and regulatory requirements; the independent auditor’s selection, qualifications, performance and independence; the Company’s internal audit function and the performance thereof, and the Company’s system of internal controls; the Company’s Code of Business Ethics; and the Company’s audit, ethics, compliance and accounting processes generally. The Audit and Ethics Committee consults with and reviews the reports and recommendations of the Company’s independent accountants and reports thereon to the Board, meets with the Company’s internal auditors to review policy and procedural matters and meets with management on financial matters. Messrs. Melone (Chairperson), Cisneros, Heller and Russell are members of this Committee, which met sixteen times during Fiscal 2004.

2. The purpose of the Nominating and Governance Committee is to identify individuals qualified to become members of the Board consistent with criteria approved by the Board; select, or recommend that the Board select, director nominees for election; advise the Board with respect to the organization of the Board and its committees; develop and recommend to the Board corporate governance principles; and oversee the annual evaluation of the Board and its committees. Messrs. Snyder (Chairperson), Cunningham and Dougherty are members of this Committee, which met six times during Fiscal 2004.

3. The purpose of the Compensation Committee is to discharge the responsibilities of the Board relating to the compensation of the Company’s Directors, executives and employees. Messrs. Dougherty (Chairperson), Parry, Robertson and Snyder are members of this Committee, which met ten times during Fiscal 2004.

4. The purpose of the Strategic Planning Committee is to review the Company’s strategic planning process and overall strategic plan, including the business foundation, priority objectives and goals and significant factors affecting or influencing the strategic plan; approve and, if deemed appropriate based on the Committee’s review, recommend the strategic plan to the Board; receive periodic updates regarding the implementation of the strategic plan and report, when appropriate, to the Board on these updates; and review and make recommendations to the Board regarding management proposals concerning significant changes in the business operations, new and/or discontinued lines of business, asset or stock purchases, sale transactions, mergers and other combinations. Messrs. Parry (Chairperson), Enis and Robertson are members of this Committee, which met seven times during Fiscal 2004.

5. The purpose of the Technology and Information Security Committee is to provide strategic oversight of the Company’s development and use of technology and information security policies. Messrs. Cunningham (Chairperson), Enis and Snyder are members of this Committee, which met four times during Fiscal 2004.

6. The purpose of the Finance and Credit Committee is to assist the Board in fulfilling its oversight responsibilities relating to the financial and credit objectives, policies, procedures and activities of the Company, including the review of the Company’s capital structure, source of funds, liquidity and financial position. Messrs. Donato (Chairperson), Cunningham and Enis, and, since March 11, 2005, Ms. Brown are members of this Committee, which met ten times during Fiscal 2004.

7. The purpose of the Community Affairs and Responsible Lending Committee is to review major legislative, judicial and regulatory trends and their anticipated effect on the Company’s operations as they relate to community affairs and responsible lending issues; review and provide oversight regarding the Company’s governmental and industry affairs initiatives related to community affairs and responsible lending issues; review and provide oversight regarding the Company’s House America and other community lending initiatives and related programs; review and provide oversight regarding the Company’s strategic philanthropy initiatives; and review and provide oversight regarding the Company’s fair lending plan, monitoring programs and other initiatives. Messrs. Robertson (Chairperson) and Donato, and, since March 11, 2005, Ms. Brown are members of this Committee, which met five times during Fiscal 2004.

STOCK DIVIDENDS
      The Company effected stock splits in the form of stock dividends to its stockholders on the dates and in the amounts indicated below:

Date	Amount

December 17, 2003	4-for-3
April 12, 2004	3-for-2
August 30, 2004	2-for-1
      For the purposes of consistency and clarity, all equity ownership information reported in this Proxy Statement, including numbers, amounts, prices and percentages, has been adjusted to give effect to all stock dividends.
DIRECTOR COMPENSATION
Compensation of Directors
      The compensation program for our non-employee Directors is intended to fairly compensate them for the time and effort required of a director given the size and nature of the Company. Portions of the compensation program utilize Company stock or stock equivalents in order to further align the interests of the Directors with all other stockholders of the Company and to focus on the long-term financial interests of the Company. Directors who are Company employees are not paid any fees for serving on the Board or for attending Board meetings.
      Each non-employee Director receives an annual retainer fee of $70,000 (payable quarterly in arrears for each month during which he or she serves as a director of the Company) for serving on the Board and any of its committees. Each non-employee Director also receives a fee of $1,500 for each Board meeting attended in person and $750 for each telephonic Board meeting attended. Each non-employee Director is entitled to reimbursement for expenses incurred in attending meetings of the Board and its committees. In addition, the Chairperson of each committee receives $7,500 per year for serving as Chairperson.
      Each director receives, on an annual basis, shares of restricted stock (“Restricted Stock”) with an aggregate value equal to $220,000 (based on the fair market value at the time of grant). Restrictions on such Restricted Stock lapse upon the earlier of (i) the business day immediately preceding the first anniversary of the grant, (ii) such director’s death or disability, (iii) a change in control of the Company, or (iv) the date such director becomes a Director Emeritus.
      The Company maintains a plan whereby each non-employee Director may elect to defer all or part of his or her director’s fees and Restricted Stock to a predetermined date in the form of cash, stock units and/or Restricted Stock units. Directors’ fees and Restricted Stock deferred as stock units and Restricted Stock units earn dividend equivalents, which are paid in the form of additional stock units and Restricted Stock units, at the same time and in the same amount as dividends are paid on the Company’s Common Stock. Under this plan, in respect of Fiscal 2004, Messrs. Cunningham, Donato and Dougherty have elected to defer 100% of their directors’ fees and Mr. Robertson elected to defer 90% of his director fee. Gwendolyn King, who was a member of the Board until her retirement on November 15, 2004, elected to defer her director fees into Stock Units. Messrs. Cunningham, Dougherty, Heller, and Snyder and Ms. King have elected to defer Restricted Stock. Fees deferred as cash under the plans are credited with an interest rate based on the Moody’s Seasoned Corporate Bond Index Average for the preceding plan year. As of December 31, 2004, the account balances for each non-employee Director under the plan are for Mr. Cunningham, $718,682, Mr. Donato, $1,163,622, Mr. Dougherty, $787,321, Mr. Heller, $257,465, Ms. King, $504,799, Mr. Robertson, $307,688, and Mr. Snyder, $799,462. There is no trust associated with this plan. Participants are unsecured creditors of the Company in respect of amounts deferred.
      Additionally, each non-employee Director may elect to participate in the Company’s group health plans consisting of medical and dental benefits (the “Health Plans”). Messrs. Cisneros, Cunningham, Donato, Enis,

and Russell participate in the Health Plans. The annual cost to the Company for each participating director, net of premium payments made by the director, is $10,421, $6,691, $7,200, $7,200 and $7,200, respectively.
      Each Director may participate in the Company’s Charitable Award Program (“CAP”), which is designed to recognize the value in supporting worthy, qualified charities and to enhance the Company’s ability to attract and retain Directors with outstanding experience and ability. After having served five years as a Director of the Company, and upon the earlier of (i) the tenth anniversary of the Director’s retirement or (ii) the Director’s death, the Company may contribute to a qualified charity selected by such Director and approved by the Company $1,000,000 on behalf of such Director and $2,000,000 on behalf of the Chairman and Founder, Angelo R. Mozilo, with such contributions to be made over a ten-year period. The CAP, which vests ratably, is funded by life insurance policies on directors, and the program will not result in a material cost to the Company. Directors derive no direct financial benefit from the CAP since all charitable deductions accrue solely to the Company. The Company may terminate the CAP at any time.
      The Company has established a Directors Matching Gift Program in which the Company will match, dollar for dollar, up to a maximum total amount of $10,000 annually, qualifying charitable donations. The Directors’ Matching Gift Program is part of the Company’s Strategic Philanthropy mission reflecting the long-standing reputation of the executives and employees of the Company for giving back to the communities in which they live and work.
Director Emeritus
      Under its Director Emeritus Plan, the Company maintains the position of Director Emeritus for non-employee Directors who have retired from the Board after a minimum of three years of service. Each such individual who agrees to provide up to five hours per month of advisory and consulting services to the Company and its subsidiaries, as the Board may determine, and to attend meetings as requested by the Board, may serve as Director Emeritus for life. Further, each Director Emeritus is required to refrain from entering into an employment or consulting agreement with, or from supplying any information or materials to, any competitor of the Company or its subsidiaries throughout his or her term as Director Emeritus.
      The Company’s Director Emeritus Plan further provides that (i) the stock options granted to the Director Emeritus during his or her tenure as a Director continue to vest as provided under the Company’s applicable stock option plans, (ii) the shares of Restricted Stock granted to a Director Emeritus during his or her tenure as a director vest upon such director becoming a Director Emeritus, (iii) a Director Emeritus is entitled to participate in the Company’s Health Plans, and (iv) a Director Emeritus, who, upon request by the Board, attends a Board meeting, is entitled to a payment in an amount not less than the then-current per meeting fee payable to non-employee Directors for attending Board meetings plus expenses incurred in connection with such attendance.
      In connection with her retirement from the Board, Ms. King was invited to become a Director Emeritus. Upon her acceptance, Ms. King became vested in 4,001 shares of restricted stock and 6,904 shares of Restricted Stock units. Pursuant to the CAP, the Company may contribute $600,000 to an eligible charity on behalf of Ms. King.
      Prior to August 2000, each Director Emeritus received compensation paid on a monthly basis for the life of the individual in an amount based on the number of years of service as a director and the amount of director’s fees paid to him or her during the last month of service as a Director prior to his or her retirement. In August 2000, the Board adopted a resolution discontinuing payment of this monthly compensation to any person who becomes a Director Emeritus following the date of the adoption of the resolution. The Company, however, continues to make such payments in the amount of $2,246 per month to Jack L. Bruckner, who retired from the Board in July 1994, prior to the adoption of the resolution.

EXECUTIVE OFFICERS
      The executive officers of the Company, as of the date of this Proxy Statement, selected at the annual organizational meeting of the Board of Directors held on June 15, 2004, or subsequently appointed, to serve until their successor has been elected and qualified or until their earlier resignation or removal, are as follows:

			Employed
Name	Age	Office	Since

Angelo R. Mozilo	66	Chairman of the Board and Chief Executive Officer	1969
Stanford L. Kurland	52	President and Chief Operating Officer	1979
Carlos M. Garcia	49	Executive Managing Director, Chief of Banking and Insurance Operations	1984
David Sambol	45	Executive Managing Director and Chief of Mortgage Banking and Capital Markets	1985
Eric P. Sieracki	48	Executive Managing Director and Chief Financial Officer	1988
James Furash	45	Senior Managing Director, President & Chief Executive Officer of Treasury Bank, N.A.	2001
Marshall Gates	53	Senior Managing Director, Chief Administrative Officer	1988
Andrew Gissinger	45	Senior Managing Director, Chief Production Officer	1995
Ranjit Kripalani	45	Senior Managing Director, Countrywide Capital Markets	1998
Nicholas Krsnich	45	Senior Managing Director and Chief Investment Officer	1995
Anne D. McCallion	50	Senior Managing Director, Chief of Financial Operations and Planning	1991
Laura K. Milleman	44	Senior Managing Director and Chief Accounting Officer	1989
Sandor E. Samuels	52	Senior Managing Director and Chief Legal Officer	1990
Jack Schakett	53	Senior Managing Director, Chief Operations Officer, Countrywide Home Loans, Inc.	1988
Jeffrey K. Speakes	53	Senior Managing Director and Chief Economist	1992

      Angelo R. Mozilo, a co-founder of the Company, has served the Company as its Chairman of the Board since March 1999 and its Chief Executive Officer since February 1998. Mr. Mozilo was President of the Company from March 2000 through December 2003 and served as Vice Chairman of the Board and Executive Vice President from the Company’s formation in March 1969 through March 1999.
      Stanford L. Kurland joined the Company as a Senior Vice President in 1979. He served the Company in various executive capacities until July 2000, when he was appointed Executive Managing Director and Chief Operating Officer. Mr. Kurland was promoted to President and Chief Operating Officer in January 2004. In addition, he has served on the Board of Directors of the Company since September 1999.
      Carlos M. Garcia joined the Company as Vice President, Finance and Chief Accounting Officer in 1984 and was promoted to Managing Director in 1990. Mr. Garcia has served the Company in several executive positions, including Chief Financial Officer, and he currently holds the title of Executive Managing Director, Chief of Banking and Insurance Operations.
      David Sambol joined the Company in 1985 and became a Managing Director in July 1994. He has served the Company in a number of executive positions, including Senior Managing Director and Chief of

Production. In January 2004, Mr. Sambol was elected Executive Managing Director and Chief of Mortgage Banking and Capital Markets. Mr. Sambol is also the President and Chief Operating Officer of the Company’s principal operating subsidiary, Countrywide Home Loans, Inc.
      Eric P. Sieracki joined the Company in 1988 as Senior Vice President of Countrywide Asset Management Corporation. In 1994, after holding several executive positions at the Company, he was promoted to Managing Director. Mr. Sieracki held the title of Senior Managing Director, Investor Relations and Corporate Development prior to his promotion to Executive Managing Director and Chief Financial Officer in April 2005.
      James Furash joined the Company in 2001 as President and Chief Operating Officer of Treasury Bank, N.A. and was promoted to Managing Director, President and Chief Executive Officer of Treasury Bank, N.A. in 2001. Mr. Furash currently holds the title of Senior Managing Director, President and Chief Executive Officer of Treasury Bank, N.A.
      Marshall Gates joined the Company in 1988 as Senior Vice President. Mr. Gates served in a number of key executive positions prior to his promotion to Managing Director, Production Support in 1990. He currently holds the title of Senior Managing Director, Chief Administrative Officer.
      Andrew Gissinger originally joined the Company in 1995 as Senior Vice President, Correspondent Lending Division, and left in 1997. After returning to the Company in January 2001, he served in a number of executive positions before being promoted to Managing Director, Chief Executive Officer, Banking and Insurance. He currently holds the title of Senior Managing Director, Chief Production Officer.
      Ranjit Kripalani joined the Company as Executive Vice President, National Sales Manager of Countrywide Securities Corporation in 1998. He has held a number of executive positions before being promoted to Managing Director, President and Chief Executive Officer of Countrywide Securities Corporation in 2001. He currently serves as Senior Managing Director, Countrywide Capital Markets.
      Nicholas Krsnich originally joined the Company in 1995 as Senior Vice President, Trader, and was promoted to Managing Director and Chief Investment Officer before leaving the Company in June 1999. He returned to the Company in July 2000 and, in January 2004, he was elected Senior Managing Director and Chief Investment Officer.
      Anne D. McCallion joined the Company in 1991 and has served in a number of executive positions. Ms. McCallion was promoted to Managing Director in September 1997 and, in May 2003, she was elected Senior Managing Director, Corporate Operations. She currently holds the title of Senior Managing Director, Chief of Financial Planning and Operations.
      Laura K. Milleman joined the Company in 1989 as Budget Director. Having served in a number of executive positions, Ms. Milleman was appointed Executive Vice President and Chief Accounting Officer in July 1999. In June 2002, Ms. Milleman was promoted to Managing Director and Chief Accounting Officer. She currently holds the title of Senior Managing Director, Chief Accounting Officer.
      Sandor E. Samuels joined the Company in 1990 as Senior Vice President, General Counsel and Secretary. He was promoted to Managing Director, Legal, General Counsel and Secretary in May 1991. He currently holds the title of Senior Managing Director and Chief Legal Officer.
      Jack Schakett joined the Company as Senior Vice President, Chief Operating Officer in 1988. After having held a number of executive positions, Mr. Schakett was promoted to Managing Director & Chief Operating Officer, Institutional Mortgage Services Group in 2002. He currently serves as Senior Managing Director, Chief Operations Officer, Countrywide Home Loans, Inc.
      Jeffrey K. Speakes joined the Company in 1992 and was promoted to Managing Director in August 1996. He has served the Company in a number of executive positions and currently holds the title of Senior Managing Director and Chief Economist.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS
Principal Stockholders
      The following table shows, with respect to each person or entity known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock as of December 31, 2004 based on a review of statements of beneficial ownership filed on Schedules 13D and 13G through April 15, 2005, (i) the number of shares of Common Stock so owned and (ii) the percentage of all shares outstanding represented by such ownership (based upon the number of shares outstanding as of December 31, 2004).

	Number of	Percent of
Name and Address of Beneficial Owner	Shares	Class

Wellington Management Company, LLP(1)	50,505,900	8.702%
75 State Street
Boston, Massachusetts 02109
Marsico Capital Management, LLC(2)	44,307,693	7.64%
1200 17th Street, Suite 1600
Denver, Colorado 80202

(1)	As reported in Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on February 14, 2005. Wellington Management Company, LLP (“Wellington”), an investment adviser, reported that it may be deemed to beneficially own the shares shown that are held of record by its clients. Wellington reported that it had shared power to dispose of all of the shares shown and shared power to vote 43,360,978 shares.

(2)	As reported in a Schedule 13G filed with the SEC on February 11, 2005. Marsico Capital Management, LLC, an investment adviser, reported that it had sole power to dispose of all of the shares shown and shared power to vote 35,637,859 shares.

Stock Ownership of Management
      The following information sets forth the number of shares of the Company’s Common Stock beneficially owned as of January 31, 2005 (except for shares held in the Company’s 401(k) plan, which are as of December 31, 2004) by each of the Company’s directors, the Company’s Chief Executive Officer, the four other most highly compensated executive officers who were serving as executive officers at the end of Fiscal 2004 (the “named executive officers”), and all directors and executive officers as a group. Unless otherwise indicated, beneficial ownership numbers represent shares over which the beneficial owner has sole voting and dispositive power.

			Exercisable
	Number of		Stock		Percent of
Name or Number of Persons in Group	Shares Owned		Options(1)	Total	Class(2)

Angelo R. Mozilo	1,295,677	(3)	12,172,575	13,468,252	2.3
Kathleen Brown	—		—	—
Henry G. Cisneros	10,908		137,404	148,312
Jeffrey M. Cunningham	101,229		70,072	171,301
Robert J. Donato	136,102		242,214	378,316
Michael E. Dougherty	66,902		307,674	374,576
Ben M. Enis	771,226		—	771,226
Edwin Heller	39,702		214,684	254,386
Stanford L. Kurland	621,659	(4)	4,165,590	4,787,249
Martin R. Melone	10,901		—	10,901
Robert T. Parry	—		—	—
Oscar P. Robertson	18,902		264,404	283,306
Keith P. Russell	7,302		10,800	18,102
Harley W. Snyder	268,395		—	268,395
Carlos M. Garcia	706,980		1,268,378	1,975,358
Andrew Gissinger	3,835		181,518	185,353
David Sambol	68,992		1,164,306	1,233,298
All directors and executive officers as a group (27 persons)	4,596,215		22,264,580	26,860,795	4.4

(1)	Represents shares subject to stock options that were exercisable on or before January 31, 2005 or became exercisable within 60 days of January 31, 2005.

(2)	Percentage information is omitted for individuals who own less than one percent of the outstanding shares of Common Stock and shares deemed outstanding due to exercisable options.

(3)	Includes 2,892 shares owned by Phyllis Mozilo, wife of Mr. Mozilo, as to which Mr. Mozilo disclaims beneficial ownership. Mr. Mozilo shares voting and dispositive power with respect to 478,518 shares held by the Mozilo Living Trust.

(4)	Includes 11,998 shares owned by the Kurland Family Foundation, as to which Mr. Kurland disclaims beneficial ownership and as to which he shares voting and dispositive power, and 28,320 shares owned by Mr. Kurland’s children, as to which Mr. Kurland disclaims beneficial ownership.

Equity Compensation Plan Information
      The following table shows aggregate information as of December 31, 2004 with respect to compensation plans under which equity securities of the Company are authorized for issuance.

(c)
	(a)		Number of Securities
	Number of	(b)	Remaining Available for
	Securities to be	Weighted-Average	Future Issuance Under
	Issued Upon Exercise	Exercise Price of	Equity Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))(1)

Equity Compensation Plans Approved by Security Holders	59,109,336	$15.35	40,859,635
Equity Compensation Plans Not Approved by Security Holders	N/A	N/A	N/A
Total	59,109,336	$15.35	40,859,635

(1)	The Company’s 2000 Equity Incentive Plan also provides for awards of Restricted Stock. Of the securities available for issuance under this plan, 4,986,516 shares of the Company’s Common Stock were available for issuance in the form of Restricted Stock.
EXECUTIVE COMPENSATION
      The following table sets forth the compensation paid by the Company and its subsidiaries to the named executive officers of the Company for all services in all capacities in respect of the years indicated.
Summary Compensation Table

		Annual Compensation			Long-Term Compensation

				Other	Restricted	Securities
				Annual	Stock	Underlying	All Other
		Salary	Bonus	Compensation	Awards	Stock Options	Compensation
Name and Principal Position	Year (1)	($)(2)	($)(3)	($)(4)(5)	($)(6)	(#)(7)	($)(8)

Angelo R. Mozilo	2004	$2,466,667	$17,273,290	$272,306	$2,826,900	1,400,000	$348,474
Chairman of the Board and	2003	2,266,667	19,890,455	325,297	1,072,827	2,000,002	312,250
Chief Executive Officer	2002	2,041,667	7,763,976	276,661	—	1,400,000	456,733
Stanford L. Kurland	2004	1,390,000	7,875,000	331,093	—	1,425,000	100,060
President and Chief Operating	2003	1,123,340	7,875,000	172,737	527,657	2,100,002	58,297
Officer	2002	1,000,642	3,331,040	117,872	—	1,000,000	76,412
David Sambol	2004	900,000	5,250,000	289,399	—	1,065,000	25,002
Executive Managing Director and	2003	735,917	5,250,000	90,542	351,771	1,400,004	25,527
Chief of Mortgage Banking and	2002	640,292	2,220,693	54,401	—	500,004	20,625
Capital Markets
Carlos M. Garcia	2004	647,917	2,000,000	34,259	—	131,432	40,176
Executive Managing Director,	2003	547,917	1,500,000	35,365	—	240,000	30,861
Chief of Banking and Insurance	2002	497,220	1,086,823	36,358	—	200,000	29,466
Operations
Andrew Gissinger	2004	500,000	1,500,000	132,264	—	74,776	6,207
Senior Managing Director,	2003	364,550	1,299,170	40,321	—	100,000	6,000
Chief Production Officer	2002	322,000	863,520	69,202	—	150,000	5,500

(1)	Amounts shown represent the compensation earned in the applicable fiscal year.

(2)	Amounts shown for the indicated period have not been reduced by amounts deferred at the election of the named executive officers pursuant to the Company’s 401(k) plan or the Countrywide Financial Corporation Executive Deferred Compensation Plan.

(3)	Amounts shown represent the dollar value of the bonuses earned by the named executive officers during the indicated period, whether or not paid in such period, and have not been reduced by amounts deferred at the election of the named executive officers pursuant to the Company’s 401(k) plan or the Countrywide Financial Corporation Executive Deferred Compensation Plan.

(4)	Other Annual Compensation consists of the following:

	Year	Mr. Mozilo	Mr. Kurland	Mr. Sambol	Mr. Garcia	Mr. Gissinger

Paid Tax and Investment Advice	2004	$24,076	$16,660	$9,881	$9,881	$9,881
	2003	23,375	16,171	9,563	9,563	7,650
	2002	22,100	15,321	9,308	9,308	12,929
Personal use of company aircraft and related gross-up payments	2004	155,542	55,541	25,283	—	—
	2003	78,192	73,903	29,784		—
	2002	133,524	38,038	3,978	6,288	—
Executive Physical	2004	—	—	5,297	—	—
	2003	—	—	1,036	—	1,003
	2002	—	2,399	—	—	—
Interest Accrued on the Deferred Compensation Accounts that Exceed 120% of the applicable Federal Rate	2004	33,442	16,780	8,918	7,536	7,869
	2003	101,523	48,384	13,940	7,174	14,697
	2002	57,376	31,505	6,051	4,734	2,383
      Also consists of the following amounts relating to the use of country club memberships, a significant portion of which was for business purposes:

Year	Mr. Mozilo	Mr. Kurland	Mr. Sambol	Mr. Garcia	Mr. Gissinger

2004	35,932	218,486	211,872	—	91,293
2003	95,135	8,893	7,426	—	16,971
2002	37,627	5,275	8,464	—	53,890
      Also consists of the following amounts relating to the use of automobiles, a significant portion of which was for business purposes:

Year	Mr. Mozilo	Mr. Kurland	Mr. Sambol	Mr. Garcia	Mr. Gissinger

2004	23,314	23,626	28,148	16,842	—
2003	27,072	25,386	28,793	18,628	—
2002	26,034	25,334	26,600	16,028	—

(5)	For Mr. Gissinger, in year 2004 this amount includes $23,221 in reimbursements for relocation-related expenses. Certain of the named executive officers also received benefits related to Company-sponsored events, which are not reflected in this column.

(6)	Dollar amounts shown in this column equal the number of shares of restricted stock awarded multiplied by the closing price of the Company’s common stock on the grant date, net of any consideration paid. As of December 31, 2004, the number and value of restricted stock award holdings were as follows: 170,002 ($6,267,974) for Mr. Mozilo; 39,348 ($1,450,761) for Mr. Kurland; and 26,232 ($967,174) for Mr. Sambol. For Mr. Mozilo, the restricted stock granted in 2003 will vest on February 28, 2006 and the restricted stock granted in 2004 will vest on December 31, 2006, provided in each case that Mr. Mozilo is an employee on each of those dates. For Messrs. Kurland and Sambol, the restricted stock granted vest ratably over three years. Dividends are paid quarterly on the restricted shares reported in this column.

(7)	Amounts shown represent the number of option shares granted during the applicable period.

(8)	Amounts shown for All Other Compensation consist of the following:

	Year	Mr. Mozilo	Mr. Kurland	Mr. Sambol	Mr. Garcia	Mr. Gissinger

Company contribution to 401(k) Plan	2004	$6,150	$6,150	$6,150	$6,150	$4,087
	2003	6,000	6,000	6,000	6,000	6,000
	2002	5,500	5,500	5,500	5,500	5,500
Company contribution to deferred compensation account	2004	340,000	84,250	16,835	27,396	—
	2003	306,250	52,297	15,152	24,861	—
	2002	262,500	70,912	15,125	23,966	—
Company paid life insurance premiums	2004	2,324	9,660	2,017	6,630	2,120
	2003	—	—	4,375	—	—
	2002	188,733	—	—	—	—
      The following table sets forth information on the stock options granted to the named executive officers in Fiscal 2004.
Stock Option Grants in Fiscal 2004

		Individual Grants
	Number of
	Securities	% of Total
	Underlying	Options Granted	Exercise
	Options	To Employees	Price	Expiration	Grant Date
Name	Granted(1)	in Fiscal 2004	($/Share)(2)	Date	Fair Value(3)

Angelo R. Mozilo	1,400,000	11.6613	$31.8617	4/01/2014	$29,806,000
Stanford L. Kurland	1,425,000	11.8695	31.8617	4/01/2009	30,338,250
David Sambol	1,065,000	8.8709	31.8617	4/01/2009	22,673,850
Carlos M. Garcia	131,432	1.0948	31.8617	4/01/2009	2,798,187
Andrew Gissinger	54,776	0.4563	31.8617	4/01/2009	1,166,181
	20,000	0.1666	34.4250	6/15/2009	481,800

(1)	Mr. Mozilo’s options become exercisable at the rate of approximately 33.3% on each of the first, second and third anniversaries of the grant date, except in the event of a “Change of Control” as defined in the relevant stock option plan. For all other executives, options vest over three years if certain earnings per shares targets are met. Even if such targets are not met, all options will vest after 4.5 years. Upon a Change of Control, all options become immediately vested and exercisable.

(2)	The exercise price is not less than the market value of the Common Stock on the date of grant.

(3)	The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The assumptions used in the model for options granted on April 1, 2004 and June 15, 2004 are: expected volatility of 36.04% and 35.80%, respectively; risk-free interest rate of 2.89% and 3.92%, respectively; dividend yield of .85%; and an expected life of 5 years. No discounting was done to account for non-transferability or vesting. The actual value, if any, a named executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

      The following table sets forth information on stock option exercises by named executive officers during Fiscal 2004 and outstanding options and their value at December 31, 2004. Value is calculated as the excess of the fair market value of the Common Stock over the exercise price of the options at the exercise date or December 31, 2004, as applicable.
Option Exercises and Fiscal 2004 Option Values

			Number of
			Shares Underlying		Value of Unexercised
	Number of		Unexercised Options		In-the-Money Options
	Shares		at December 31, 2004		at December 31, 2004
	Acquired on	Value
Name	Exercise(1)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Angelo R. Mozilo	1,731,396	$48,591,496	10,772,579	3,199,997	$308,172,350	$47,273,655
Stanford L. Kurland	640,680	16,693,820	2,919,506	3,333,334	76,133,241	50,794,547
David Sambol	571,444	12,159,472	351,186	2,281,674	7,798,412	33,027,815
Carlos M. Garcia	476,002	12,453,522	1,116,341	436,453	31,502,982	8,002,106
Andrew Gissinger	—	—	119,624	248,572	3,060,613	4,508,273

(1)	All of the open-market transactions during Fiscal 2004 by Messrs. Mozilo, Kurland, Sambol and Garcia were pursuant to 10b5-1 plans. During Fiscal 2004, Mr. Mozilo entered into two 10b5-1 plans to provide for the sale of stock during 2004, 2005 and 2006 for stock options expiring in 2006.
Pension Plan
      The following table illustrates annual pension benefits under the Company’s Defined Benefit Pension Plan (the “Pension Plan”), assuming the participants retired in 2004 at age 65 or with a maximum of 35 years of service, payable in the form of a life annuity under various levels of base compensation and years of credited service. The pension benefits in the table are not subject to deduction for Social Security or other offset amounts.
Pension Plan Table

	Years of Service

Remuneration(1)	10	15	20	25	30	35

$100,000	$12,220	$19,160	$27,350	$34,540	$40,230	$45,910
$100,000 up to $2,600,000	$25,570	$40,070	$57,160	$72,360	$84,720	$97,080

(1)	Under the Internal Revenue Code of 1986, as amended (the “Tax Code”), commencing January 1, 2004, annual compensation in excess of $205,000 is not taken into account when calculating benefits under the Pension Plan. Accordingly, because all named executive officers receive a base salary in excess of $205,000, benefits payable to the named executive officers under the Pension Plan vary based only on years of credited service.
      The compensation used to calculate the benefit at retirement is the highest five consecutive years of base salary out of the last ten years before retirement. The amounts shown in the “Salary” column of the Summary Compensation Table would be used to calculate the retirement benefit, subject to the $205,000 limitation under the Tax Code. Benefits are 100% vested after five years of service. Certain provisions in the Pension Plan become effective upon a Change in Control (as defined in the Pension Plan). These provisions prevent the Pension Plan from being amended in a way that would negatively impact participants and allow a participant to become fully vested if terminated for reasons other than Cause (as defined in the Pension Plan) within two years following a Change in Control. The years of credited service under the Pension Plan for the named executive officers are: Angelo R. Mozilo, 35; Stanford L. Kurland, 25; David Sambol, 19; Carlos M. Garcia, 20; and Andrew Gissinger, 6.
      The Company has adopted a Supplemental Executive Retirement Plan (the “SERP”), effective in the fiscal year ended February 28, 1995. The SERP provides certain executives with retirement income equal to 70% of their average annual salary, such average annual salary to be determined by averaging the five highest salaried years out of the ten years preceding retirement. In January 1999, the Compensation Committee approved an amendment to reduce the maximum benefit amount to 33.3% of such average annual salary for new participants. Benefits under the SERP are paid for fifteen years and are reduced by benefits the participant receives from (i) payments under the Pension Plan; (ii) the Company’s contributions to the participant’s deferred compensation account; and (iii) pensions of a defined benefit nature from other employers. Company contributions to the participant’s deferred compensation account are described in the Summary Compensation Table under All Other Compensation. The estimated annual benefit under the SERP for Messrs. Kurland, Sambol, Garcia and Gissinger (assuming retirement at age 65, and 66 for Mr. Mozilo, and based on the five-year average salary of each as of December 31, 2004) would be $535,000, $390,000, $0, $0 and $714,000, respectively.
      The SERP provides for a lump sum payment to executives, including a named executive officer, in the event of a change in control or death. The lump sum payment, the amount of which is to be determined as a present value in accordance with the provisions of the SERP, is to be made within 60 days after the change in control or receipt by the Compensation Committee of notice of the participant’s death, as the case may be. The estimated present value of a lump sum payment under the SERP on December 31, 2004 for Messrs. Mozilo, Kurland, Sambol, Garcia and Gissinger is $8.4 million, $3.9 million, $2.2 million, $1.7 million and $0, respectively.
      As part of Mr. Mozilo’s employment agreements with the Company, the Company agreed to provide Mr. Mozilo with an enhanced retirement benefit under the SERP (the “SERP Agreement”). See “Executive Compensation — Employment Agreements” and “Compensation Committee Report on Executive Compensation.” The SERP Agreement is generally governed by the terms of the SERP, with certain exceptions as discussed below. In all cases other than following termination of Mr. Mozilo’s employment by the Company for cause, the SERP Agreement is designed to provide Mr. Mozilo with annual retirement income equal to 60% of the average of the three fiscal years in which he earns the highest combined annual base salary and annual bonus during the ten fiscal years preceding his termination of employment with the Company. Benefits under the SERP Agreement cannot exceed an amount equal to $3,000,000 per year less the offsets described above in the discussion of the SERP. In the event of a lump sum payment of an enhanced retirement benefit to Mr. Mozilo pursuant to the SERP Agreement, the present value of such payment on December 31, 2004 is $26.9 million. In the event that Mr. Mozilo’s employment is terminated for cause, he will not be entitled to benefits under the SERP Agreement and his benefit will be governed by the terms of the SERP. The estimated annual benefit under the SERP Agreement for Mr. Mozilo (assuming retirement at age 68, base salary at the levels provided under his employment agreement and continuation of bonuses at the current level) is $2,138,000. In the event of a lump-sum payment to Mr. Mozilo under the SERP, the estimated value as of December 31, 2004 was $8,400,000.
Employment Agreements
      The Company has entered into employment agreements with Messrs. Mozilo, Kurland, Sambol, and Garcia that provide for certain compensation, death, disability and termination benefits.
      Effective as of March 1, 2001, the Company entered into an employment agreement with Mr. Mozilo that expires February 28, 2006 (the “Mozilo Agreement”). The annual cash bonus provisions of the Mozilo Agreement were amended and approved by the Company’s stockholders at the 2002 annual meeting. On September 2, 2004, the Company entered into an employment agreement with Mr. Mozilo that becomes effective following the expiration of the Mozilo Agreement and covers Mr. Mozilo’s employment with the Company through 2006 (the “2006 Agreement”).
      The Mozilo Agreement provides for a fixed employment term commencing as of March 1, 2001 and ending on February 28, 2006, unless earlier terminated in accordance with its terms. Pursuant to the Mozilo Agreement, Mr. Mozilo received a base salary at the annual rate of $2,500,000 in Fiscal 2004. Each year, Mr. Mozilo’s base salary rate is to be increased by an amount not less than $200,000, as determined by the Compensation Committee. Effective March 1, 2005, the Compensation Committee approved increasing Mr. Mozilo’s base salary to the annual rate of $2,700,000. The Mozilo Agreement currently provides for additional incentive compensation in each year during the term thereof in the form of an annual cash bonus pursuant to a formula that multiplies the previous incentive payment by the ratio of the current year’s earnings per share over those of the year in which such previous incentive payment was made. Mr. Mozilo is also entitled to options to purchase not fewer than 1,400,000 shares of the Company’s Common Stock, as determined by the Compensation Committee.
      Upon expiration of the term of the Mozilo Agreement, or Mr. Mozilo’s earlier termination by the Company without cause or by Mr. Mozilo for Good Reason, the Mozilo Agreement provides that Mr. Mozilo will enter into a five year agreement for services (the “Services Agreement”) with the Company that, during its term, shall provide to Mr. Mozilo payment of an annual fee of $400,000, office space, secretarial support, use of a private plane for Company business purposes for up to 100 hours per year, the continuation of financial planning services and payment of Mr. Mozilo’s country club dues. Mr. Mozilo has agreed to serve as a director of the Company during the term of the Services Agreement and prior to a change in control. Mr. Mozilo may terminate the Services Agreement following a change in control or failure by the Company to honor its obligations thereunder. All options granted to Mr. Mozilo pursuant to the terms of the Mozilo Agreement shall vest in full in the event of a change in control or by reason of his death or disability during the term of the Services Agreement or upon termination of the Services Agreement by Mr. Mozilo by reason of the Company’s failure to honor its obligations thereunder. If Mr. Mozilo terminates the Services Agreement by reason of the Company’s failure to honor its obligations thereunder, in addition to the acceleration of his options, Mr. Mozilo shall immediately become entitled to the full amount of the fees and the fair market value of the benefits (other than the use of the private plane) that otherwise would have been provided during the remainder of the five year term.
      The 2006 Agreement provides for the continuation of Mr. Mozilo’s employment as Chairman of the Board and Chief Executive Officer from March 1, 2006 to December 31, 2006 (the “CEO Term”). At the conclusion of the CEO Term, Mr. Mozilo may continue as Chairman of the Board, and, subject to the mutual agreement of the Compensation Committee and Mr. Mozilo, as an employee of the Company, to December 31, 2011 unless earlier terminated in accordance with the terms of the 2006 Agreement. Pursuant to the terms of the 2006 Agreement, the parties intend that, commencing January 1, 2007, Mr. Mozilo will continue as an employee Chairman of the Board for at least one year provided that the Compensation Committee and Mr. Mozilo successfully negotiate the terms and conditions of his continued employment as employee Chairman of the Board by September 30, 2006. Thereafter, on or before September 30 of each subsequent year, there will be an annual review in which the Board and Mr. Mozilo may mutually agree in writing to extend Mr. Mozilo’s employment by one year on such terms and conditions as they may mutually agree (the “Employee Chair Term”). In the event Mr. Mozilo does not continue as an employee Chairman of the Board, he may continue as Chairman of the Board to December 31, 2011 (the “Non-employee Chair Term”).
      During the CEO Term, Mr. Mozilo shall receive a base salary at the annual rate of $2,900,000. The 2006 Agreement provides for incentive compensation for the CEO Term in the form of an annual cash incentive payment pursuant to a formula that multiplies the previous incentive payment by a fraction representing the ratio of Fiscal 2006’s earnings per share to those of the year for which the previous incentive payment was made. This amount is then multiplied by 83.33% because the bonus relates to a ten-month period. Mr. Mozilo is also entitled to options to purchase 1,166,667 shares of the Company’s Common Stock. During the Employee Chair Term, Mr. Mozilo will have such duties and responsibilities and receive such compensation as will be negotiated each year between the Board and Mr. Mozilo. During the Non-employee Chair Term, if and while elected as both director and Chairman, Mr. Mozilo will receive the same compensation and benefits as the non-employee members of the Board plus an additional retainer of $200,000 for each calendar year during the Non-employee Chair Term. During the Non-employee Chair Term, Mr. Mozilo will be provided with office space and secretarial support, use of a private aircraft for business purposes, financial consulting services and payment of country club dues at three country clubs. While serving as Non-employee Chair, the terms of Mr. Mozilo’s Service Agreement with the Company under the Mozilo Agreement are waived. In the event Mr. Mozilo is no longer serving as Employee Chair or Non-employee Chair, the terms of the Service Agreement shall apply but only for that period of time that, when combined with his service commencing January 1, 2007, equals five years.

      The Mozilo Agreement and the 2006 Agreement provide that all options granted to Mr. Mozilo pursuant to their terms shall vest in full in the event of a change in control or termination of Mr. Mozilo’s employment by reason of death or disability or by Mr. Mozilo for Good Reason (as such terms are defined in the Mozilo Agreement and the 2006 Agreement) or by the Company without cause. The Mozilo Agreement and the 2006 Agreement further provide that, following the events triggering accelerated vesting thereunder, he will be entitled to exercise such options to the extent vested for the remainder of their ten-year term. In addition, the Mozilo Agreement and the 2006 Agreement provide Mr. Mozilo and his wife with lifetime medical insurance following termination of his employment other than by the Company for cause. The Mozilo Agreement and the 2006 Agreement also provide Mr. Mozilo a supplemental retirement benefit in addition to his benefits under the Company’s SERP. For a more complete description of Mr. Mozilo’s supplemental retirement benefit, see “Executive Compensation — Pension Plan.”
      The Company’s employment agreements with Stanford L. Kurland, President and Chief Operating Officer (the “Kurland Agreement”), and David Sambol, Executive Managing Director and Chief of Mortgage Banking and Capital Markets (the “Sambol Agreement”), became effective March 1, 2003 and provide for services through December 31, 2008.
      Pursuant to the Kurland Agreement and the Sambol Agreement, each received base salary in Fiscal 2004 at the annual rate of $1,390,000 and $900,000, respectively. In each fiscal year thereafter during the terms of the Kurland Agreement and the Sambol Agreement, the base salaries of Mr. Kurland and Mr. Sambol are to be increased by an amount determined by the Compensation Committee based on the recommendation of Mr. Mozilo or the then current Chairman of the Company, in the case of Mr. Kurland, or the then current Chief Executive Officer or Chief Operating Officer, in the case of Mr. Sambol. Base salary that would not be deductible to the Company will be deferred until such time as Mr. Kurland or Mr. Sambol, as the case may be, is no longer employed by the Company. Effective March 1, 2005, the Compensation Committee approved increasing Mr. Kurland’s and Mr. Sambol’s base salaries to the annual rates of $1,500,000 and $1,000,000, respectively. The Kurland Agreement and the Sambol Agreement provide for incentive compensation for each fiscal year ending during the term thereof in the form of an annual cash bonus as determined in accordance with the Annual Incentive Plan, which was re-approved by the Company’s stockholders at the 2001 Annual Meeting and amended with stockholder approval at the 2003 Annual Meeting. See “Executive Compensation — Annual Incentive Plan” for a description of the basis on which the annual cash bonus is determined. In addition, the Kurland Agreement and the Sambol Agreement provide for additional incentive compensation in the form of grants of stock options, restricted stock or such other form as the Compensation Committee determines in respect of each fiscal year during the terms thereof. Such additional compensation for each executive takes into account the performance of such executive and the Company for the relevant fiscal year and the competitive practices then prevailing in order to position the total compensation of each executive at approximately the 75th percentile of comparable positions within comparable companies. The Kurland Agreement and the Sambol Agreement each provides that all options granted to Mr. Kurland and Mr. Sambol, respectively, shall vest in full in the event of a change in control or termination of the respective officer’s employment by reason of death or disability.
      The Mozilo Agreement, 2006 Agreement, Kurland Agreement and Sambol Agreement each provides that following a change in control, where the Company terminates the officer’s employment without cause or the officer terminates his employment for Good Reason (including a termination for any reason within two years after a change in control in the case of Mr. Mozilo under the Mozilo Agreement or during the CEO Term under the 2006 Agreement or a termination for any reason after a change in control during the term of the Kurland Agreement or the Sambol Agreement in the case of Mr. Kurland or Mr. Sambol, as applicable), the officer shall receive a cash severance payment in lieu of any further salary and cash incentive compensation for periods subsequent to such termination equal to three times the sum of (i) the officer’s annual base salary as of the date of such termination and (ii) the greater of (x) the average of the officer’s aggregate bonus and/or cash incentive award for each of the two fiscal years preceding the fiscal year of such termination and (y) the bonus and/or incentive award paid to the officer for the fiscal year immediately preceding the date of the change in control. The Company is also required to afford the officer and each of his dependents and beneficiaries, for a period of up to three years, certain other benefits provided to the officer and such other persons prior to the officer’s termination.
      The Company entered into an employment agreement with Carlos M. Garcia (the “Garcia Agreement”). The Garcia Agreement provides for the services of Mr. Garcia through December 31, 2005. Pursuant to the Garcia Agreement, Mr. Garcia received a base salary in Fiscal 2004 at the annual rate of $575,000. In addition, the Garcia Agreement provides for incentive compensation, in respect of each fiscal year ending during the term thereof, in the form of an annual cash incentive payment as determined in accordance with an incentive plan approved by the Compensation Committee. The Garcia Agreement also provides for additional incentive compensation in respect of each fiscal year in the form of stock options, restricted stock or such other form of compensation as the Compensation Committee shall determine, taking into account the individual performance of Mr. Garcia for the relevant fiscal year and the competitive practices then prevailing.
      The Garcia Agreement provides for a severance payment in the event the officer is terminated following a change in control (as defined in each of the agreements) in an amount equal to three times the sum of (i) the officer’s annual base salary as of the date of such termination and (ii) the total amount of cash incentive compensation in respect of the fiscal year immediately preceding the termination date (as defined therein). In addition, all stock options held by the officer on the termination date shall become immediately exercisable and the Company shall continue to provide certain benefits for three years following the termination date.
      The Kurland Agreement, the Sambol Agreement and the Garcia Agreement provide that, in the event of the respective officer’s termination by the Company without cause, such officer shall continue to receive his annual base salary and benefits in effect at the date of termination until twenty-four months from the date of termination (the “Severance Period”) and receive (i) in respect of each fiscal year ending during the Severance Period, an amount equal to the cash incentive compensation paid or payable to the officer for the fiscal year immediately preceding the fiscal year in which the termination date occurs (the “Bonus Rate”), plus (ii) in respect of any portion of the Severance Period ending on a day other than the last day of a fiscal year, the Bonus Rate calculated on a pro rata basis. The Kurland Agreement, Sambol Agreement and Garcia Agreement further provide that, upon a termination without cause, all stock options and other equity incentive compensation held by each officer shall vest upon such termination.
      The Mozilo Agreement, 2006 Agreement (for the CEO Term only), Kurland Agreement, Sambol Agreement and Garcia Agreement provide that, in the event of disability, the officer shall receive annual compensation in an amount equal to (i) 50% of the officer’s then current salary, minus (ii) the amount of any cash payments to the officer under the terms of the Company’s disability insurance or other disability benefit plans, the Company’s Pension Plan, the SERP and, in the case of Mr. Mozilo, the SERP Agreement, and any compensation the officer may receive pursuant to any other employment. These payments are to be made until the earlier of the officer’s death or five years from the date of the disability. The Company is also required to afford the officer and each of his dependents and beneficiaries during the disability period certain other benefits provided to the officer and such other persons immediately prior to the officer’s disability. Under each of these agreements, in the event of the officer’s death during the term of his employment, the Company is required to pay to his beneficiary an amount equal to his salary for 12 months following the date of death and to provide to such beneficiary certain other benefits provided to the officer and his dependents and beneficiaries immediately prior to the officer’s death.
      The Mozilo Agreement, the 2006 Agreement, the Kurland Agreement, the Sambol Agreement and the Garcia Agreement further provide the respective officer with a gross-up payment intended to make the officer whole, on an after-tax basis, for payments made thereunder that become subject to excise taxes that may be payable in the event of a change in control. These agreements also provide for certain benefits in the event of termination without cause or if the officer terminates his employment under specified conditions.
Annual Incentive Plan
      The Company has in place an Annual Incentive Plan (“AIP”) that was approved by the Company’s stockholders at the 2001 Annual Meeting and amended with stockholder approval at the 2003 Annual Meeting. The purposes of the Annual Incentive Plan are to promote the profitability of the Company, provide officers an opportunity to receive incentive compensation based upon that profitability and to attract, retain and motivate such individuals. Executive officers of the Company selected by the Compensation Committee of the Board are eligible for awards under the Annual Incentive Plan. During the period ended December 31, 2004, Mr. Kurland and Mr. Sambol were the only executive officers participating in the Annual Incentive Plan. As set forth in Proposal Two, the Company proposes to amend the AIP to expand the kinds of performance criteria that it can use as incentives under the AIP.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      During 2004, our committee was comprised of Messrs. Dougherty (Chairman), Parry, Robertson and Snyder and Ms. King. Except for Ms. King, the remaining members are expected to serve on the committee through 2005. Each of the members is considered “independent” by the Board according to the New York Stock Exchange listing requirements, an “outside” director pursuant to Section 162(m) of the Internal Revenue Code and a “non-employee” director pursuant to Section 16 of the Securities Exchange Act of 1934.
      Pursuant to our charter, we determine the compensation for the Chairman of the Board and Chief Executive Officer, the President and Chief Operating Officer and the Executive Managing Director and Chief of Mortgage Banking and Capital Markets. We review and approve the compensation of all other executive officers of the Company, we are responsible for granting equity awards throughout the Company and we oversee succession planning with respect to senior management. We also review the compensation of the non-employee directors of the Board and make recommendations to the full Board for approval. Our duties and responsibilities are further described in our charter, which is available on the Company’s website at www.countrywide.com. We also are authorized to, and regularly do, retain independent consultants to provide research and advice in the furtherance of these duties.
Compensation Philosophy
      We seek to attract and retain executives who can thrive in a challenging and dynamic environment by providing compensation that is highly competitive, significantly focused on equity and heavily weighted toward performance based compensation. It is our practice to structure cash and equity-based incentives in a manner that rewards employees consistent with stockholder interests. As we believe it is important to retain the best possible executives in our industry, we target total compensation opportunities for executive officers — assuming strong performance — at the highest quartile as compared to our peer group. In 2004, we engaged Hewitt Associates LLC as an independent consultant to help evaluate the methodology we utilize to assess the market competitiveness of our compensation program for senior executives, and to provide counsel on our compensation packages.
      The Company participates in executive compensation benchmarking surveys that provide detail on levels of base salary, target annual incentives and stock-based and other long-term incentives. These surveys also provide the relative mix of short and long-term incentives, and mix of cash and stock-based pay. In addition, we review the pay practices of selected companies that compete for the same kind of executive talent as that which contributes to the Company’s success. These surveys and added benchmark companies are supplemented by input from compensation consultants on other factors such as recent market trends. The comparison group includes a broad range of top financial institutions and additional large public companies with which the Company competes for executive talent. This is a broader and more diverse set of companies than those included in the S&P Financial Index used for the Performance Graph.
Components of Compensation
      The Company’s total compensation program consists of four components supplemented by a deferred compensation arrangement. These components are intended to work together to compensate the executive officer fairly for his or her services and reward the executive officer based upon the Company’s overall performance during the year. In reviewing and establishing an executive’s compensation, we consider and evaluate all components of the executive officer’s total compensation package. This involves reviewing the executive’s salary, bonus, incentive stock awards, perquisites, payments due upon retirement or a change of control, if any, and all other payments and awards that the executive officer earns and by comparing these components to the relevant peer group.
      Base salary. Base salary is generally established based upon an individual’s performance, potential, responsibilities, promotions and peer group compensation levels. We will consider other compensation earned as well as the terms of an employment agreement, if any, that we have with the executive. All of the factors described herein are considered on a subjective basis in the aggregate, and none of the factors is accorded a specific weight. When establishing the salary of executives other than his own, Mr. Mozilo participates in discussions and makes recommendations to the committee.
      Cash incentive compensation. The Annual Incentive Plan and other individual incentive agreements allow us to provide cash incentives to our executives based on the Company’s overall performance and, in some cases, individual business unit performance and personal goals. In 2004, earnings per share (“EPS”) and return on equity (“ROE”) were the performance criteria we selected for Messrs. Kurland and Sambol under the Annual Incentive Plan. Messrs. Garcia and Gissinger have individual incentive agreements that consist of a combination of Company financial performance, business unit performance and personal performance. The formula for Mr. Mozilo’s cash incentive compensation for 2004 was based upon EPS and is payable pursuant to his employment agreement. This employment agreement was approved by stockholders on July 12, 2000 and June 12, 2002.
      The proposal to amend and restate the Annual Incentive Plan greatly expands the types of goals that can be used as incentives for employees under the plan in order to align the plan to new, creative, strategic goals and to have more flexibility in setting goals beyond financial performance. Proposal 2 asks stockholders to re-approve the plan as amended and restated. The committee believes this will enhance its ability to reward executives based upon various performance measures.
      Equity compensation. Equity compensation consists of stock options, restricted stock, restricted stock units and/or stock units and stock appreciation rights settled in stock. The Company maintains a number of equity compensation plans, each of which has been approved by the Company’s stockholders. In 2004, the Company granted awards to employees that require achievement of specified financial performance in terms of EPS in addition to continued service with the Company. The Company also had a stock option financing program which allowed participants to borrow funds from the Company to exercise their outstanding options. In 2004, we froze this program and it will terminate upon payment of all the currently outstanding loans. Executive officers were not eligible to participate in the stock option financing plan.
      Our policy is to prohibit the repricing of stock options without stockholder approval.
      The Company’s 401(k) plan provides for a matching contribution of Company stock equal to 50% of the amount contributed by participants up to specified limits. The value of Company stock contributed to the 401(k) plan for the named executives is set forth in the Summary Compensation Table. The plan limits the amount that employees can invest in the Company stock fund to 50% of the value of a participants account. The plan is designed to enable participants to liquidate shares of Company stock without restriction upon notice to the plan administrator.
      Perquisites. We believe that offering perquisites helps us recruit and retain key executives. The Company offers life and disability insurance, financial counseling, annual medical examinations, automobiles and country club memberships to our senior management. Messrs. Mozilo, Kurland and Sambol are required to use the Company’s aircraft for all of their travel for safety and security reasons. The value of aircraft usage attributable to personal travel for any employee is calculated based upon applicable regulations and Company policy. In 2004, we terminated the split-dollar life insurance program and, in its place, adopted a group term life insurance program for executives.
      Deferred Compensation Plan. The Company maintains an Executive Deferred Compensation Plan that allows senior management to defer receipt of up to 50% of their base salary that exceeds the limitations described in section 401(17) of the Internal Revenue Code and up to 100% of their annual cash incentive compensation. Under the plan, participants receive deferred earnings on such amounts based on the performance of five investment funds selected by the Company. We may also make a discretionary bonus contribution to the plan in respect of those employees who participate in the SERP. The discretionary bonus amount reduces the benefit paid under the SERP on an actuarial basis. Individuals vest in the discretionary bonus amount at the same time they vest in the SERP. Participants are unsecured creditors of the Company in respect of amounts in the deferred compensation plan. When payments become due, cash is distributed from either the general assets of the Company or the associated trust.
Compensation of the Chairman and Chief Executive Officer
      We believe that Mr. Mozilo, as a co-founder and Chairman and Chief Executive Officer of the Company, has a unique role in the continued evolution of the Company as a worldwide diversified financial services organization. To secure his ongoing leadership, involvement and commitment beyond the expiration of his existing employment agreement, we requested, and Mr. Mozilo agreed, that he enter into a new employment agreement that would extend his position with the Company from February 28, 2006 to December 31, 2006. Commencing January 1, 2007, Mr. Mozilo also agreed to serve as Chairman of the Board, as a full time employee with a new contract to be negotiated in 2006, as opposed to serving as a consultant on a more limited basis, as was contemplated in his current employment agreement.
      We approved continuing the level of compensation into his new agreement only until December 31, 2006 after giving consideration to the existing levels of compensation paid to Mr. Mozilo, including, bonus, stock incentive awards and the perquisites that Mr. Mozilo has received in the past. We were assisted in the development of Mr. Mozilo’s employment agreement by Pearl Meyer & Partners and Hewitt Associates. The agreements are described more fully in the executive compensation section of this Proxy Statement. (See “Executive Compensation — Employment Agreements”)
      In setting Mr. Mozilo’s base salary increase of $200,000, we were guided by the terms of his employment agreement, as approved by shareholders, and the individual performance incentive paid to him in respect of Fiscal 2004. As a result, we increased Mr. Mozilo’s salary by the minimum provided in his employment agreement. The cash incentive of $17,273,290 paid to Mr. Mozilo in respect of Fiscal 2004 reflects the sustained financial performance of the Company during the year as compared to previous years. We believe that this formula continues to achieve a long term focus on EPS.
      In 2004, we granted Mr. Mozilo stock options and restricted stock. The terms of Mr. Mozilo’s employment agreement sets a minimum number of stock options that may be awarded annually at 1,400,000 shares which were granted to him in 2004. In March, 2004, we granted Mr. Mozilo 90,000 restricted stock units to vest on December 31, 2006. The purpose of the grant of restricted stock units was to ensure Mr. Mozilo’s commitment to the Board to continue as the Chief Executive Officer to the end of 2006 while we formulated a succession plan, negotiated a new agreement with him and addressed his role in the Company in 2007 and thereafter.
Compensation of Other Executives
      We entered into employment agreements with Messrs. Kurland and Sambol effective March 1, 2003, which were to terminate on December 31, 2007. On January 1, 2004, each agreement was extended one year to December 31, 2008, as part of our desire to secure a smooth transition following Mr. Mozilo’s anticipated transition to his new role within the Company. In setting base salary for Messrs. Kurland and Sambol for Fiscal 2004, we considered the overall performance of the Company as well as their promotions to the title of President for Mr. Kurland and Chief of Mortgage Banking and Capital Markets for Mr. Sambol. As a result, we increased the annual rate of base pay by $250,000 for Mr. Kurland and $150,000 for Mr. Sambol.
      Under the stockholder approved Annual Incentive Plan, the Company’s EPS and ROE in Fiscal 2004 generated an award of 315% of the targeted incentive for Messrs. Kurland and Sambol. The named executive officers below this level have cash incentives with a corporate EPS component of 25% for Mr. Garcia and 15% for Mr. Gissinger and the remainder based on segment performance. Incentive payments may be adjusted based on personal performance. See the 2004 Bonus in the Summary Compensation Table for the amounts paid to these individuals.

      Messrs. Kurland and Sambol receive equity awards at our sole discretion taking into account such individual’s performance, competitive practices and an overall compensation strategy that targets their total compensation at approximately the 75th percentile of comparable positions within comparable companies. Other named executive officers receive equity awards based on the Black-Scholes value of such award and its relation to their other compensation. Equity compensation is granted once each year on the first business day of April but may be granted to individuals at other times if an officer is a new hire, receives a promotion or for other competitive reasons. Performance vested stock options were granted to Messrs. Kurland and Sambol and the other named officers in respect of their promotions during the year as follows: Mr. Kurland, 600,000; Mr. Sambol, 525,000; and Mr. Gissinger, 20,000. We also granted options and restricted stock to a broad group of eligible employees, including the named executive officers, on April 1, 2004. The securities underlying these options equaled 2.15% of the outstanding Common Stock of the Company at December 31, 2004. The total number of shares of restricted stock, restricted stock units and securities underlying stock options granted to executive officers as a group equaled approximately 0.73% of the outstanding Common Stock of the Company at December 31, 2004.
      For further information in respect of the salary, incentive, long term and other compensation payable to the Chief Executive Officer and other named executive officers, see the tables in the Executive Compensation section of this Proxy Statement.
Deductibility of Compensation
      We are responsible for addressing issues associated with Section 162(m) of the Internal Revenue Code. Section 162(m) limits the corporate deduction for compensation paid to named executive officers to $1 million unless such compensation qualifies as “performance-based compensation.” It is our policy to develop compensation plans that provide for the payment of compensation that is tax deductible to the Company, while recognizing that the legitimate interests of the Company and its stockholders may at times be better served by compensation arrangements that are not deductible.
      We carefully consider the impact of this rule in designing compensation programs for, and in making compensation decisions affecting, the Company’s Section 162(m) covered executives. It is intended that the incentive compensation arrangements for Messrs. Mozilo, Kurland, Sambol, Garcia and Gissinger qualify as “performance-based compensation.” With respect to Messrs. Mozilo and Kurland, base salary in excess of $1 million that would not be deductible to the Company, will be deferred until a specified date when payment would be deductible to the Company. In addition, the Company’s equity incentive plans, as previously approved by stockholders, meet the requirements for deductibility.
Conclusion
      We believe the executive compensation policies and programs described above effectively serve the interests of stockholders and the Company. We believe these policies motivate executives to contribute to our overall future success, thereby enhancing the value of the Company for the benefit of all stockholders.

The Compensation Committee

Michael E. Dougherty, Chair
Robert T. Parry
Oscar P. Robertson
Harley W. Snyder

AUDIT AND ETHICS COMMITTEE REPORT
      The Audit and Ethics Committee has reviewed and discussed the Company’s audited financial statements for Fiscal 2004 with management and with KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm in respect of Fiscal 2004. The Audit and Ethics Committee also has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards). In addition, the Audit and Ethics Committee has received from KPMG the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG its independence from the Company.
      Based on the review and discussions referred to above, the Audit and Ethics Committee recommended to the Board that audited financial statements for Fiscal 2004 be included in the Company’s Annual Report on Form 10-K for the same period to be filed with the SEC.

The Audit and Ethics Committee

Martin R. Melone, Chair
Henry G. Cisneros
Edwin Heller
Keith P. Russell
AUDITOR FEES AND SERVICES
      Grant Thornton LLP (“Grant Thornton”) was the Company’s auditor in respect of the fiscal year ended December 31, 2003 (“Fiscal 2003”). On January 5, 2004, the Audit and Ethics Committee engaged KPMG as the Company’s independent registered public accounting firm for Fiscal 2004.
Grant Thornton Fees
      The following table shows the fees billed by Grant Thornton for the audit and other services provided by Grant Thornton to the Company in respect of Fiscal 2003.

2003

Audit Fees(1)	$2,644,877
Audit-Related Fees(2)	106,946
Tax Fees(3)	—
All Other Fees(4)	948,065

Total	$3,699,888

(1)	Represents fees for professional services provided in connection with the audit of the Company’s annual financial statements and the review of the Company’s quarterly financial statements, as well as audit services provided in connection with other statutory and regulatory filings, comfort letters and consents.

(2)	Represents fees for accounting consultations, employee benefit plan audits, pension plan audits and agreed-upon procedures.

(3)	Represents fees for tax credit revenues.

(4)	Represents fees for comfort letters relating to loan securitizations and internal audit consulting services.

KPMG Fees
      The following table shows the fees billed by KPMG for the audit and other services provided by KPMG to the Company in respect of Fiscal 2004.

2004

Audit Fees(1)	$7,385,518
Audit-Related Fees(2)	5,281,765
Tax Fees(3)	—
All Other Fees(4)	97,950

Total	$12,765,233

(1)	These are fees paid for professional services rendered during the audit of the Company’s annual consolidated financial statements, audits of internal controls and for the reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q and for services normally provided in connection with the statutory or regulatory filings or engagements and comfort letters related to debt and equity offerings.

(2)	These are fees paid for assurance and related services reasonably related to the performance of the audit and review of our consolidated financial statements and that are not reported under “Audit Fees”, including fees relating to audits of financial statements of employee benefit plans, internal control reports, due diligence services and agreed upon procedures related to securitization transactions.

(3)	These are fees paid for professional services rendered for tax compliance, tax planning, and tax advice.

(4)	These are fees paid for permissible work performed by KPMG that does not meet the above categories.
      The Audit and Ethics Committee approved all services performed by KPMG during Fiscal 2004 in accordance with applicable requirements. Before the Company’s independent registered public accounting firm is engaged to provide any audit or non-audit services, the engagement must be reviewed and specifically approved by the Audit and Ethics Committee. The Audit and Ethics Committee has delegated to the Chair of that Committee the authority to approve KPMG’s services.
      A representative of KPMG will be present at the Meeting and will have an opportunity to make a statement, if he or she wishes to do so, and will be available to respond to appropriate questions.
Change of Auditors for 2004
      During Fiscal 2003, the Audit and Ethics Committee reviewed the proposed scope and fees of a number of alternative auditing firms qualified to perform the Company’s independent audit work and considered the appropriateness of either retaining the incumbent auditor or engaging another firm. After a review of proposals for audit services from several public accountants, the Audit and Ethics Committee determined to engage KPMG as the Company’s principal independent registered public accounting firm for the fiscal year commencing January 1, 2004. The engagement of KPMG was based upon a comprehensive review of audit firms and their capabilities, qualifications and expertise relative to the Company’s current and anticipated needs, and was not the result of any disagreement between the Company and Grant Thornton, the Company’s previous independent registered public accounting firm, on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedures.
      On January 5, 2004, the Audit and Ethics Committee engaged KPMG as the Company’s new independent registered public accounting firm and informed Grant Thornton of its decision. This action effectively dismissed Grant Thornton as the Company’s independent registered public accounting firm for Fiscal 2004. Grant Thornton continued as the Company’s independent auditor in respect of Fiscal 2003.
      The reports of Grant Thornton on the Company’s financial statements as of and in respect of Fiscal 2003 and Fiscal 2002 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

      In connection with its audits of the Company’s financial statements in respect of Fiscal 2003 and Fiscal 2002 and through February 27, 2004, the date on which Grant Thornton issued its reports as to the Company’s financial statements in respect of Fiscal 2003, there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused it to make reference thereto in its report on the Company’s financial statements as of and in respect of Fiscal 2003 and Fiscal 2002.
      During Fiscal 2003 and Fiscal 2002 and through February 27, 2004, there were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).
      Except as set forth below, during Fiscal 2003 and Fiscal 2002 and the subsequent interim period prior to engaging KPMG, the Company did not consult with KPMG regarding the application of accounting principles to a specific transaction, either proposed or completed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.
      On June 3, 2002, the Company engaged KPMG to assist Balboa Insurance Company (“Balboa”), a subsidiary of the Company, in evaluating accounting principles relating to two specific contracts. KPMG concurred with Balboa’s accounting treatment for these two contracts in a letter dated November 8, 2002, a copy of which is attached as Exhibit 99.1 to a Current Report on Form  8-K the Company filed on January 12, 2004.
      In addition, during the proposal process, KPMG discussed with management the Company’s classification in its income statement of certain loan origination costs. KPMG informed the Company that they believed this discussion was an important factor considered by the Company in determining that it would reclassify applicable loan origination costs against gains on the sales of mortgage loans in its financial statements for Fiscal 2003. The Company consulted its then current independent auditor, Grant Thornton, with respect to such reclassification and was informed that there was concurrence with management’s position.
      The Company requested and received from Grant Thornton and KPMG letters addressed to the SEC stating that they agreed with the foregoing statements. Copies of the letters were filed as Exhibits 16.1 and 16.2 to the related Current Report on Form 8-K filed with the SEC on January 12, 2004. The Company also requested and received a follow-up letter from Grant Thornton following the completion of the audit, and such letter was filed as Exhibit 16.1 to a Current Report on Form 8-K filed with the SEC on March 23, 2004. In addition, the Company provided Grant Thornton and KPMG a copy of this Proxy Statement prior to its filing with the SEC.

PERFORMANCE GRAPH
      The comparison of total return on investment (change in year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on December 31, 1999 in each of the Company, the S&P 500 Index and the S&P Financial Index. The results and comparisons shown in the graph below are based upon historical data and are not indicative of, nor intended to forecast future performance of, the Company’s Common Stock.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
AMONG COUNTRYWIDE FINANCIAL CORPORATION,
THE S&P 500 INDEX AND THE S&P FINANCIAL INDEX
Total Return Analysis

	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004

Countrywide Financial Corporation	$100.00	$201.49	$165.48	$211.01	$416.33	$616.09

S&P 500 Index	$100.00	$90.89	$80.14	$62.45	$80.30	$88.99

S&P Financial Index	$100.00	$125.57	$114.35	$97.63	$128.00	$141.87

Source: CTA Public Relations www.ctapr.com; (303) 665-4200. Data from BRIDGE Information Systems, Inc.
CERTAIN TRANSACTIONS
      During Fiscal 2004, Mr. Garcia had three loans outstanding under a plan maintained by the Company, which plan was ratified and approved by the stockholders, to facilitate the exercise of stock options (the “Financing Plan”). His highest aggregate indebtedness to the Company during Fiscal 2004 was $106,242.92. The three loans bore interest rates of 5.54%, 5.67% and 5.54%, respectively. As of December 31, 2004, the total amount outstanding was $0.00. All three of these loans were repaid in full as of April 5, 2004. On June 15, 2004, the Company entered into that certain Fourth Amendment to Financing Plan pursuant to which, among other things, upon payment of loans made under the Financing Plan prior to June 15, 2004 or in an event of default, the Financing Plan shall immediately terminate.
      Mr. Heller was Of Counsel to the law firm of Fried, Frank, Harris, Shriver & Jacobson during Fiscal 2004 until he became a Retired Partner of that firm effective May 2004. This firm performed nominal services for the Company in Fiscal 2004. Mr. Heller did not receive any compensation in connection with this retention. Mr. Heller has now retired and the Company does not expect to retain the services of this firm in the fiscal year ending December 31, 2005.
      Ms. Brown currently serves as Senior Advisor, with responsibility for Public Finance, Western Region, for Goldman, Sachs & Co. Goldman, Sachs & Co., together with its affiliates and subsidiaries (“Goldman”), provides a significant amount of financing and provides advisory and other services to the Company and its subsidiaries under various arrangements. Goldman also provides investment services to certain of the company’s executives. In connection with many of these arrangements, the Company and its subsidiaries pay Goldman fees. The Company expects these arrangements to continue and to enter into similar arrangements with Goldman in the future. Ms. Brown does not provide any services to the Company, its subsidiaries or its executives or receive any compensation related to any of these arrangements.
      During Fiscal 2004, one or more of the Company’s mortgage lending subsidiaries made, in the ordinary course of business, mortgage loans and/or home equity lines of credit to directors and executive officers and their immediate families. Such mortgage loans and/or home equity lines of credit were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons, and they did not involve more than the normal risk of collectibility or present other unfavorable features. Generally, the Company sells these mortgage loans and/or home equity lines of credit, soon after origination, into the secondary market in its ordinary course of business. Prior to the enactment of the Sarbanes-Oxley Act of 2002, directors and executive officers were eligible to participate in a broad-based employee discount program pursuant to which they may have received reductions in discount points payable in connection with the Company’s origination of their mortgage loans. Directors and executive officers are no longer entitled to participate in this employee discount program.
PROPOSAL ONE
ELECTION OF DIRECTORS
      The Company’s Bylaws give the Board the power to set the number of directors at no less than three nor more than fifteen, and the Board has fixed the number of directors at fourteen. The Company currently has fourteen directors. Directors serve three-year terms, which are staggered to provide for the election of approximately one-third of the Board each year. The terms of the current Class III directors, Angelo R. Mozilo, Stanford L. Kurland, Oscar P. Robertson and Keith P. Russell will expire at the Meeting. Each of Messrs. Mozilo, Kurland, Robertson and Russell has been nominated for election as a Class III director for a new term that will expire at the annual meeting to be held in 2008.
      Each director will be elected by a plurality of the votes cast at the Meeting. In the absence of contrary instructions, it is the intention of the persons named in the accompanying proxy card to vote for the nominees listed below. In the event that any nominee becomes unavailable for any reason, the proxies will be voted for the election of the person, if any, who is designated by the Board to replace the nominee. The Board does not anticipate that any nominee will become unavailable, but if a nominee becomes unavailable, the proxies will be voted for the remainder of those nominated and may be voted for a substitute nominee selected by the Board or for such lesser number to constitute the whole Board as equals the number of nominees who are able to serve.

      The following table contains information regarding the nominees and the other incumbent directors.

			Director
Name	Occupation	Age	Since

Nominees for Election — Term Expiring 2005 (Class III)
Angelo R. Mozilo	Chairman of the Board and Chief Executive Officer of the Company Calabasas, CA	66	1969
Stanford L. Kurland	President and Chief Operating Officer of the Company Calabasas, CA	52	1999
Oscar P. Robertson	President Orchem Corporation, Orpack-Stone Corporation and OR Document Management Services, LLC Cincinnati, OH	66	2000
Keith P. Russell	President Russell Financial, Inc. Pasadena, CA	59	2003
Incumbent Directors — Term Expiring 2006 (Class I)
Kathleen Brown	Senior Advisor with Responsibility For Public Finance, Western Region Goldman Sachs & Co. Los Angeles, CA	59	2005
Jeffrey M. Cunningham	Founder and Chairman New England Ventures, LLC Manchester, MA	52	1998
Ben M. Enis	Founder and Chief Executive Officer Enis Renewable Energy Systems, LLC Henderson, NV	63	1984
Edwin Heller	Retired Partner Fried, Frank, Harris, Shriver & Jacobson New York, NY	75	1993
Robert T. Parry	Retired President & CEO Federal Reserve Bank of San Francisco San Francisco, CA	65	2004
Incumbent Directors — Term Expiring 2007 (Class II)
Henry G. Cisneros	Founder, Chairman and Chief Executive Officer American CityVista San Antonio, TX	57	2001
Robert J. Donato	President, Donato Financial Services Los Angeles, CA	65	1993
Michael E. Dougherty	Founder and Chairman Dougherty Financial Group, LLC Minneapolis, MN	64	1998
Martin R. Melone	Retired Partner Ernst & Young LLP Los Angeles, CA	63	2003
Harley W. Snyder	President HSC, Inc. and S-W Corporation Valparaiso, IN	72	1991
      The Board recommends that the stockholders vote FOR each of the nominees.

PROPOSAL TWO
APPROVAL OF THE ANNUAL INCENTIVE PLAN AS AMENDED AND RESTATED
      At the Meeting, stockholders will be asked to approve the Countrywide Financial Corporation Annual Incentive Plan as amended and restated, which was originally approved by stockholders in 1996 and had amendments that were approved by stockholders in 2001 and 2003. On February 22, 2005, the Compensation Committee approved, subject to stockholder approval, an amendment and restatement of the Annual Incentive Plan that expands the types of performance criteria that may be used as goals under the plan. Stockholder approval of this amendment is required in order for incentive awards based on the new performance criteria paid under the Annual Incentive Plan to be considered as performance-based compensation not subject to the deduction limitation of section 162(m) of the Internal Revenue Code and related regulations (the “Tax Code”). Approval of the Annual Incentive Plan as amended and restated is required every five years to preserve, to the extent possible, the Company’s tax deductions for compensation paid under the Annual Incentive Plan in accordance with Section 162(m) of the Tax Code.
      The purposes of the Annual Incentive Plan are to promote the profitability of the Company, to provide officers with an opportunity to receive incentive compensation based upon that profitability and to attract, retain and motivate such individuals. The Annual Incentive Plan has also been designed to preserve the tax deductibility of payments made pursuant to the plan. Under the Tax Code, publicly traded corporations cannot deduct, for federal income tax purposes, compensation paid to named executive officers to the extent that payments to any such employee for any year exceed $1 million, unless the payments qualify for an exception to the deductibility limit. One such exception is compensation paid under a performance-based compensation plan that has been approved by stockholders. The Company intends to administer the Annual Incentive Plan so that, if approved by stockholders, awards thereunder will qualify as performance-based compensation under Section 162(m) of the Tax Code.
      The Annual Incentive Plan is administered by the Compensation Committee, which has sole authority to make rules and regulations for the administration of the plan and to interpret the provisions of the plan. The Compensation Committee also has authority to terminate or amend the Annual Incentive Plan provided that no such action will adversely affect the rights of participants. All decisions of the Compensation Committee with respect to the Annual Incentive Plan are final and binding.
      All officers of the Company are currently eligible for awards under the Annual Incentive Plan. However, it is expected that Messrs. Kurland, Sambol, Garcia and Gissinger will be participating executive officers for the fiscal year ending December 31, 2005.
      The actual award payable to a participant for any fiscal year is determined by the Compensation Committee based on (i) the participant’s target award; (ii) the extent to which the performance goals have been achieved; and (iii) the weightings established with respect to the applicable performance criteria. As amended and restated, a participant’s performance goals may be established with respect to one or more of the following performance criteria: gross and/or net revenue (in the aggregate or attributable to specific products); gross and/or net income; operating income; costs and expenses; operating cash flow; share price; earnings per share; return on investment; return on assets; return on capital; return on equity; market share; total shareholder return; EBIT (i.e., net income before interest and taxes) or EBITDA (i.e., net income before interest, taxes, depreciation and amortization); employee retention, development, succession planning; objective goals set for a participant; cost of goods sold or gross margin; diversity; compliance; and/or internal audit/risk assessment.
      The performance goals for a participant may be expressed or measured at the individual, function, department, division, region, unit, subsidiary, affiliate or Company level or any combination thereof. The goals involving corporate objectives may be specified in absolute terms (including, for example, the completion of a pre-existing project), in ratios, in percentages, or in terms of growth from period to period or over time, as well as relative to an established or specially created performance index of the Company’s competitors or peers. Except in the case of individual objective goals, performance criteria shall be measured and determined in accordance with generally accepted accounting principles, as consistently applied by the Company.

      Within 90 days of the commencement of each fiscal year, the Compensation Committee will (i) select participants for the respective fiscal year from among the officers of the Company and (ii) establish for each participant target awards, performance goals and weightings with respect to one or more performance criteria. A participant’s target award, performance goal and weightings may not be modified after the first 90 days of the fiscal year with respect to which they apply. However, the Annual Incentive Plan provides the Compensation Committee with discretion to provide prorated awards to any individual who, due to hiring, promotion or demotion after the commencement of a fiscal year, the Compensation Committee determines should be eligible to participate or should cease to be eligible to participate in the Annual Incentive Plan for such fiscal year. Further, the Compensation Committee has the discretion to reduce the amount otherwise payable to a participant pursuant to the plan.
      All awards granted pursuant to the Annual Incentive Plan are to be paid in cash as soon as practicable after the end of the fiscal year, unless deferred to the extent permitted by the Compensation Committee. In February 2003, the Board amended the Annual Incentive Plan to limit the amount paid to a participant under the Annual Incentive Plan for any fiscal year to no more than $8 million. Such amount was approved by the Company’s stockholders at the 2003 Annual Meeting of Stockholders and is retained in this Proposal.
      In general, the Annual Incentive Plan requires a participant to be employed by the Company on the last day of a fiscal year to receive an award in respect of that year. However, the Annual Incentive Plan provides that if a participant’s employment with the Company terminates due to death or disability, the participant or his or her beneficiary will be paid a prorated award for the fiscal year in which the termination occurs. If a participant’s employment with the Company is terminated for Cause (as defined in the Annual Incentive Plan) following the end of a fiscal year, the participant forfeits all rights under the Annual Incentive Plan, including the right to an award in respect of such fiscal year.
      Awards under the Annual Incentive Plan may not be assigned or transferred by a participant other than by will or by laws of descent and distribution; and during his or her lifetime, awards will be payable solely to such participant. The Annual Incentive Plan is unfunded and does not create any right in participants to continued employment with the Company.
      The amount of annual incentive compensation to be paid in the future to the Company’s current or future officers under the Annual Incentive Plan cannot be determined at this time since actual amounts will depend on who participates in the Annual Incentive Plan, on actual performance measured against the attainment of pre-established performance goals and on the Compensation Committee’s discretion to reduce such amounts. During fiscal 2004, Messrs. Kurland and Sambol were the only participating executive officers under the Annual Incentive Plan and they received awards of $7,875,000 and $5,250,000, respectively, pursuant to the plan.
      If the Annual Incentive Plan as amended and restated is not approved at the Meeting, it would be necessary to adopt some other form of annual incentive compensation plan or arrangement in order for the Company to continue to attract and retain talented executives. Any annual incentive compensation paid under such other plan or arrangement would not qualify for the exclusion from the $1 million compensation limit for qualified performance-based compensation under Section 162(m) of the Tax Code. Accordingly, the compensation paid pursuant to another plan or arrangement may not be fully deductible.
      Adoption of this proposal requires the affirmative vote of a majority of the shares of Common Stock represented, in person or by proxy, and entitled to vote on the matter at this Meeting.
      The Board recommends that the stockholders vote FOR this proposal.

PROPOSAL THREE
RATIFYING THE SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit and Ethics Committee of the Company’s Board of Directors has selected KPMG LLP (“KPMG”) to audit the Company’s financial statements for, and otherwise act as the Company’s independent registered public accounting firm with respect to, the fiscal year ending December 31, 2005.
      KPMG has served as the Company’s independent registered public accounting firm since January 5, 2004. The selection by the Audit and Ethics Committee of KPMG for the current fiscal year is being presented to stockholders for ratification at the Meeting. The affirmative vote of a majority of the shares of Common Stock represented, in person or by proxy, and entitled to vote at the Meeting will constitute such ratification.
      The Company’s organizational documents do not require that the Company’s stockholders ratify the appointment of KPMG as the Company’s independent registered public accounting firm. The Company is doing so because the Company believes it is a matter of good corporate practice. If the Company’s stockholders do not ratify the appointment, the Audit and Ethics Committee will reconsider whether or not to retain KPMG but still may retain them. Even if the appointment is ratified, the Audit and Ethics Committee, in its discretion, may change the appointment at any time during the year if it determines such a change would be in the best interests of the Company and its stockholders.
      A representative of KPMG will be present at the Meeting. Such representative will have an opportunity to make a statement, if desired, and will otherwise be available to respond to appropriate questions.
      The Board recommends that the stockholders vote FOR this proposal.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16 of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to report their ownership of and transactions in the Company’s Common Stock to the SEC and the NYSE. Copies of these reports are also required to be supplied to the Company. Specific dates for filing these reports have been established by the SEC, and the Company is required to report in this Proxy Statement any failures of its directors and executive officers to file by the relevant due date any of these reports during Fiscal 2004 or any prior fiscal year. Based solely on its review of the copies of the reports received by it, the Company believes that all such filing requirements were satisfied, except as follows.
      Stanford Kurland did not timely report on Form 4 a transaction relating to cashless exercises on August 26, 2004 of his options to purchase 7,800 shares of the Company’s Common Stock at the exercise price of $12.58 per share. Mr. Kurland subsequently reported these transactions on a Form 4 filed on August 31, 2004. Mr. Kurland did not timely report on Form 4 transactions relating to cashless exercises on September 22, 2004 of his options to purchase 8,160 and 7,440 shares of the Company’s Common Stock at the exercise prices of $6.29 and $6.77 per share, respectively. Mr. Kurland subsequently reported these transactions on a Form 4 filed on September 27, 2004.
      David Sambol did not timely report on Form 4 a transaction relating to cashless exercises on July 19, 2004 of his options to purchase 4,800 shares of the Company’s Common Stock at the exercise price of $19.89 per share. Mr. Sambol subsequently reported these transactions on a Form 4 filed on July 22, 2004. Mr. Sambol did not timely report on Form 4 a transaction relating to cashless exercises on August 20, 2004 of his options to purchase 4,800 shares of the Company’s Common Stock at the exercise price of $21.78 per share. Mr. Sambol subsequently reported these transactions on a Form 4 filed on August 25, 2004. Mr. Sambol did not timely report on Form 4 a transaction relating to cashless exercises on November 1, 2004 of his options to purchase 9,000 shares of the Company’s Common Stock at the exercise price of $10.89 per share. Mr. Sambol subsequently reported these transactions on a Form 4 filed on November 5, 2004.

ANNUAL REPORT AND FORM 10-K
      The Annual Report to Stockholders, containing the Company’s Annual Report on Form 10-K for Fiscal 2004, which contains the consolidated financial statements of the Company for Fiscal 2004, accompanies this Proxy Statement but is not a part of the Company’s soliciting materials.
      Stockholders may obtain without charge a copy of the Company’s Annual Report on Form 10-K for Fiscal 2004, filed with the SEC, including the financial statements and schedules thereto, without the accompanying exhibits, by writing to Investor Relations, Countrywide Financial Corporation, 4500 Park Granada, MS CH-19, Calabasas, California 91302-1613, or by calling (818) 225-3550. The Company’s Form 10-K is also available online at the Company’s website, www.countrywide.com. A list of exhibits is included in the Form 10-K and exhibits are available from the Company upon the payment to the Company of the cost of furnishing them.
STOCKHOLDER PROPOSALS
      Any proposal that a stockholder wishes to be considered for inclusion in the Proxy and Proxy Statement relating to the 2006 Annual Meeting of Stockholders must be received by the Company no later than December 30, 2005. Any other proposal that a stockholder wishes to bring before the 2006 Annual Meeting of Stockholders without inclusion of such proposal in the Company’s proxy materials must also be received by the Company no later than December 30, 2005. All proposals must comply with the applicable requirements or conditions established by the SEC and Article II, Section 13 of the Company’s Bylaws, which requires, among other things, certain information to be provided in connection with the submission of stockholder proposals. All proposals must be directed to the Company’s Secretary at 4500 Park Granada, MS CH-11B, Calabasas, California 91302. The persons designated as proxies by the Company in connection with the 2006 Annual Meeting of Stockholders will have discretionary voting authority with respect to any stockholder proposal for which the Company does not receive timely notice.
OTHER MATTERS
      The Board knows of no matters other than those listed in the attached Notice of Annual Meeting that are likely to be brought before the Meeting. However, if any other matter properly comes before the Meeting, the persons named on the enclosed proxy card will vote the proxy in accordance with their best judgment on such matter.

By Order of the Board of Directors

Susan E. Bow
Secretary
April 29, 2005

COUNTRYWIDE FINANCIAL CORPORATION PROXY THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS JUNE 15, 2005 The undersigned hereby appoints Angelo R. Mozilo and Stanford L. Kurland, or either of them, with full power of substitution, the attorney and proxy of the undersigned, to appear and to vote, in accordance with the specifications made on the reverse side, all of the shares of stock of Countrywide Financial Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held in the Learning Center Auditorium of the Company’s corporate headquarters located at 4500 Park Granada, Calabasas, California on June 15, 2005 at 10:00 a.m., Pacific Time, and any adjournment or adjournments thereof. Receipt of copies of the Annual Report to Stockholders, the Notice of the Annual Meeting of Stockholders and the Proxy Statement dated April 29, 2005 is hereby acknowledged. (Continued and to be dated and signed on the reverse side.) To include any comments, please mark this box. I PLAN TO ATTEND MEETING. COUNTRYWIDE FINANCIAL CORPORATION P.O. BOX 11148 NEW YORK, N.Y. 10203-0148

COUNTRYWIDE Alternate Ways to Vote Your Proxy FINANCIAL VOTE BY INTERNET, TELEPHONE OR MAIL 24 Hours a Day — 7 Days a Week CORPORATION Save Your Company Money — It’s Fast and Convenient INTERNET TELEPHONE MAIL https://www.proxyvotenow.com/cfc 1-866-257-2289 • Go to the website address listed OR • Use any touch-tone telephone. OR • Mark, sign and date your proxy card. above. • Have your proxy card ready. • Detach your proxy card. • Have your proxy card ready. • Follow the simple recorded • Return your proxy card in the • Follow the simple instructions that instructions. postage-paid envelope provided. appear on your computer screen. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy. 1-866-257-2289 CALL TOLL-FREE TO VOTE DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET Mark, Sign, Date and Return the Proxy Card Promptly X Using the Enclosed Envelope. Votes MUST be indicated (x) in Black or Blue ink. Unmarked proxies shall be voted FOR Proposals 1-3 unless specified to the contrary. 1. Election of Directors FOR all nominees WITHHOLD AUTHORITY to vote *EXCEPTIONS listed below FOR ALL nominees listed below Nominees: 01 — Angelo R. Mozilo, 02 — Stanford L. Kurland, 03 — Oscar P. Robertson, 04 — Keith P. Russell (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write the nominee’s or nominees’ name(s) in the space provided below). *Exceptions FOR AGAINST ABSTAIN 2. To approve the Company’s Annual Incentive Plan, as amended and restated. 3. To ratify the appointment of KPMG LLP as independent registered public accounting firm for the fiscal year ending December 31, 2005. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting. To change your address, please mark this box. SCAN LINE NOTE: Please date and sign exactly as the name appears on this proxy. Joint owners should each sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer. Executors, trustees, etc. should give full title as such. Date Share Owner sign here Co-Owner sign here